                                                                    EXHIBIT 10.1

                               PURCHASE AGREEMENT

                                  BY AND AMONG

                           VARCO INTERNATIONAL, INC.,

                                  AS "PARENT,"

                                   VARCO L.P.,

                                AS "U.S. BUYER,"

                               VARCO COATING LTD.,

                              AS "CANADIAN BUYER,"

                                       AND

                                   ICO, INC.,
                           ICO GLOBAL SERVICES, INC.,
                              ICO WORLDWIDE, INC.,
                     ICO WORLDWIDE TUBULAR SERVICES PTE LTD,
                    THE INNOVATION COMPANY, S.A. DE C.V., AND
                           ICO WORLDWIDE (U.K.) LTD.,

                                  AS "SELLERS"



                                  JULY 2, 2002

                               PURCHASE AGREEMENT

                                TABLE OF CONTENTS

ARTICLE I. DEFINITIONS .......................................................1
             Section 1.01.  Definitions.......................................1
             Section 1.02.  Rules of Construction.............................1

ARTICLE II. SALE AND PURCHASE.................................................2
             Section 2.01.  Sale and Purchase of Assets.......................2
             Section 2.02.  Assumption of Liabilities.........................2
             Section 2.03.  Purchase Price....................................3
             Section 2.04.  Allocation........................................3
             Section 2.05.  Closing...........................................4
             Section 2.06.  Post-Closing Adjustment to the Preliminary
                              Purchase Price..................................6
             Section 2.07.  Procedures for Calculating and Paying the
                              Purchase Price Adjustment Amount................6
             Section 2.08.  Escrow; Break-up Fee..............................8
             Section 2.09.  Discharge of Intercompany Accounts; Release of
                              Encumbrances....................................9

ARTICLE III. REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER COMPANIES
                AND THE BUSINESS..............................................9
             Section 3.01.  Organization......................................9
             Section 3.02.  Acquired Companies...............................10
             Section 3.03.  Title to Acquired Company Equity Securities......10
             Section 3.04.  Authorization of Agreement.......................10
             Section 3.05.  Approvals and Consents...........................11
             Section 3.06.  No Violation.....................................11
             Section 3.07.  No Brokers.......................................11
             Section 3.08.  The Assets and the Assets of the Acquired
                              Companies......................................12
             Section 3.09.  Financial Statements; Undisclosed Liabilities....14
             Section 3.10.  Authorizations...................................15
             Section 3.11.  Compliance With Laws; Regulation of Business.....15
             Section 3.12.  Insurance........................................15
             Section 3.13.  Tax Representations..............................16
             Section 3.14.  Contracts and Commitments........................18
             Section 3.15.  Labor Matters....................................19
             Section 3.16.  Employee Benefit Plans...........................19
             Section 3.17.  Compliance With Environmental Laws...............20
             Section 3.18.  Litigation.......................................21
             Section 3.19.  Proprietary Rights...............................21
             Section 3.20.  Absence of Certain Changes or Events.............22
             Section 3.21.  No Other Agreements to Transfer or Sell the
                              Assets.........................................23
             Section 3.22.  Customers and Suppliers..........................23
             Section 3.23.  Product Liability................................24
             Section 3.24.  Occupational Health Matters......................24

             Section 3.25.  Notes and Accounts Receivable....................24

ARTICLE IV. REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER PARTIES.......24
             Section 4.01.  Organization.....................................24
             Section 4.02.  Authorization of Agreement.......................24
             Section 4.03.  Approvals and Consents...........................25
             Section 4.04.  No Violation.....................................25
             Section 4.05.  No Brokers.......................................25
             Section 4.06.  Financing Commitments............................25
             Section 4.07.  Investment in Subject Company Stock..............25

ARTICLE V. COVENANTS OF SELLERS..............................................26
             Section 5.01.  Affirmative Covenants Regarding Operation of the
                              Business.......................................26
             Section 5.02.  Negative Covenants Regarding the Operation of
                              the Business...................................26
             Section 5.03.  Access to Information............................28
             Section 5.04.  Related Party Contracts..........................29
             Section 5.05.  Covenants Not to Compete.........................29
             Section 5.06.  Insurance........................................31
             Section 5.07.  Retention Bonuses................................31
             Section 5.08.  No Solicitation..................................31
             Section 5.09.  Financial Statements.............................33
             Section 5.10.  Seller Reorganization............................33

ARTICLE VI. COVENANTS OF the BUYER parties...................................33
             Section 6.01.  Corporate Name...................................33
             Section 6.02.  Guarantees.......................................33
             Section 6.03.  Employee Matters.................................34
             Section 6.04.  Financial Statements.............................35
             Section 6.05.  License of Certain Patents.......................35

ARTICLE VII. MUTUAL COVENANTS................................................35
             Section 7.01.  Appropriate Action; Consents; Filings............35
             Section 7.02.  Public Announcements.............................37
             Section 7.03.  Taxes............................................37
             Section 7.04.  Expenses.........................................39
             Section 7.05.  Post-Closing Matters.............................39
             Section 7.06.  Collection of Accounts Receivable and Letters of
                              Credit.........................................40
             Section 7.07.  General..........................................40

ARTICLE VIII. CONDITIONS TO CLOSING..........................................41
             Section 8.01.  Conditions to Obligations of Each Party Under
                              this Agreement.................................41
             Section 8.02.  Additional Conditions to Sellers' Obligations....41
             Section 8.03.  Additional Conditions to the Buyer Parties'
                              Obligations....................................42

ARTICLE IX. CONSENTS TO ASSIGNMENT...........................................43
             Section 9.01.  Consents to Assignment...........................43

ARTICLE X. INDEMNIFICATION...................................................44
             Section 10.01. Survival of Representations, Warranties,
                              Covenants and Agreements.......................44
             Section 10.02. General Indemnification..........................44
             Section 10.03. Procedures.......................................47
             Section 10.04. No Punitive, Special or Exemplary Damages........50
             Section 10.05. Sole Remedy......................................50

ARTICLE XI. TERMINATION, AMENDMENT AND WAIVER................................50
             Section 11.01. Termination......................................50
             Section 11.02. Effect of Termination............................51
             Section 11.03. Waiver...........................................52

ARTICLE XII. MISCELLANEOUS...................................................52
             Section 12.01. Notices..........................................52
             Section 12.02. Severability.....................................53
             Section 12.03. Entire Agreement.................................53
             Section 12.04. Assignment.......................................54
             Section 12.05. Parties in Interest..............................54
             Section 12.06. Failure or Indulgence Not Waiver.................54
             Section 12.07. Disclosure Letters...............................54
             Section 12.08. Governing Law....................................54
             Section 12.09. Counterparts.....................................54
             Section 12.10. Amendment........................................54
             Section 12.11. Additional Sellers...............................54
             Section 12.12. Disclaimer.......................................54

Annex A           Definitions
Exhibit A         Form of Bills of Sale
Exhibit B         Form of Assignment of Contract Rights
Exhibit C         Form of Assignment of Proprietary Rights
Exhibit D         Form of Assumption of Liabilities
Exhibit E         Form of Escrow Agreement
Exhibit F         Business Financial Statements
Exhibit G         [INTENTIONALLY OMITTED]
Exhibit H         Form of Valid Letter of Credit
Exhibit I         Example Purchase Price Adjustment
Exhibit J         Additional Retained Liabilities of Seller
Exhibit K         Initial Allocation

         THIS PURCHASE AGREEMENT (this "Agreement") dated as of July 2, 2002 is by and among Varco International, Inc., a Delaware corporation ("Parent"), Varco L.P., a Delaware limited partnership ("U.S. Buyer"), Varco Coating Ltd., a corporation organized under the laws of Canada ("Canadian Buyer," and collectively with Parent and U.S. Buyer, the "Buyer Parties" and each individually, a "Buyer Party"), ICO, Inc., a Texas corporation ("ICO"), ICO Global Services, Inc., a Delaware corporation, ICO Worldwide, Inc., a Texas corporation, ICO Worldwide Tubular Services Pte Ltd, a corporation organized under the laws of Singapore, The Innovation Company, S.A. de C.V., a corporation organized under the laws of Mexico, and ICO Worldwide (U.K.) Ltd., a corporation organized under the laws of the United Kingdom (collectively, including ICO, "Sellers" and each individually, a "Seller").

                                    RECITALS:

         WHEREAS, Sellers collectively own certain assets which they use in the conduct of the Business, as well as all of the Acquired Securities; and

         WHEREAS, Sellers desire to sell, and U.S. Buyer and Canadian Buyer desire to purchase, such assets and the Acquired Securities, and U.S. Buyer desires to assume certain liabilities related to the Business, all on the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         Section 1.01. Definitions. Certain capitalized and other terms used in this Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

         Section 1.02. Rules of Construction.

                  (a) Unless the context otherwise requires, as used in this
Agreement: (i) a term defined in Annex A has the meaning ascribed to it in Annex A; (ii) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP; (iii) "or" is not exclusive; (iv) "including" and its variants mean "including, without limitation" and its variants; (v) words defined in the singular have the parallel meaning in the plural and vice versa;
(vi) references to "written" or "in writing" include in electronic form; (vii) words applicable to one gender shall be construed to apply to each gender;
(viii) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words refer to this entire Agreement, including the Annexes hereto; (ix) the terms "Article," "Section," and "Annex" refer to the specified Article, Section or Annex of or to this Agreement; and (x) the term "Schedule" refers to the appropriate Schedule to the Sellers' Disclosure Letter or the Buyer Parties' Disclosure Letter.

                  (b) A reference to any Law or Regulation includes all other Laws and Regulations varying, consolidating or replacing the same, and a reference to a statute includes all regulations, policies, protocols, proclamations, executive orders and ordinances issued or otherwise applicable under that statute unless, in any such case, otherwise expressly provided in any such statute or in this Agreement; a reference to a particular section, paragraph or other part of a particular statute shall be deemed to be a reference to any other section, paragraph or other part substituted therefor from time to time.

                  (c) A reference to any Person includes such Person's successors and permitted assigns.

                  (d) Any reference to "days" shall mean calendar days unless Business Days are expressly specified.

                  (e) The Annexes to this Agreement and the Sellers' Disclosure Letter and the Buyer Parties' Disclosure Letter delivered pursuant to this Agreement are incorporated herein by reference and made a part hereof for all purposes.

                  (f) Any references to "dollars" or "$" shall mean dollars of the United States of America unless expressly specified otherwise. If, for purposes of the calculation of the Purchase Price Adjustment Amount, any conversion is required between dollars of the United States of America and any other currency, including Canadian dollars, that conversion shall be made in accordance with GAAP.

                  (g) Sellers and the Buyer Parties, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement and the Ancillary Agreements. If an ambiguity or question of intent or interpretation should arise, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by such parties and no presumption or burden of proof shall arise favoring or burdening any party hereto by virtue of the authorship of any of the provisions of this Agreement or any Ancillary Agreement.

                                  ARTICLE II.
                                SALE AND PURCHASE

         Section 2.01. Sale and Purchase of Assets. On the terms and subject to the conditions contained in this Agreement, (x) Sellers agree to sell, and U.S. Buyer agrees to purchase, the Assets (other than the Acquired Securities), in each case free of all Encumbrances other than Permitted Encumbrances and (y) Sellers agree to sell, and Canadian Buyer agrees to purchase, the Acquired Securities, in each case free of all Encumbrances. The consideration to be paid by U.S. Buyer and Canadian Buyer for the Assets, respectively, shall be determined pursuant to the further provisions of this Article II.

         Section 2.02. Assumption of Liabilities. Upon the terms and subject to the conditions contained herein, at the Closing, U.S. Buyer shall assume the following, and only the following, Liabilities of Sellers (the "Assumed Liabilities"):

                  (a) all Liabilities relating to any of the Assets (other than the Acquired Securities) accruing, arising out of, or relating to events or occurrences happening on or after the Closing Date, including all obligations and burdens (other than Liabilities referred to in clauses (a)-(g) of the definition of Excluded Liabilities) arising in respect of the Contracts included in the Assets assigned pursuant hereto; and

                  (b) all Specified Liabilities arising out of, accruing or relating to events or occurrences happening prior to the Closing Date.

No Buyer Party will assume or have any responsibility with respect to any other obligation or Liability of Sellers, including the Excluded Liabilities. The parties hereto acknowledge that, except with respect to (x) Liabilities or obligations of the Acquired Companies under, with respect to or arising from any Employee Benefit Plan other than Canadian Employee Benefit Plans, (y) Liabilities of the Acquired Companies that expire upon Closing and (z) Intercompany Indebtedness of the Acquired Companies, the Liabilities of each Acquired Company immediately prior to Closing shall remain the Liabilities of such Acquired Company at the Closing.

         Section 2.03. Purchase Price. The parties hereto have agreed that the aggregate price to be paid by U.S. Buyer and Canadian Buyer for the Assets, in addition to the assumption of the Assumed Liabilities by U.S. Buyer, shall be $136,700,000 plus the Estimated Closing Date Cash, minus the Estimated Closing Date Indebtedness (the "Preliminary Purchase Price"), subject to adjustment after the Closing in the amount of the Purchase Price Adjustment Amount determined pursuant to Section 2.07 (as so adjusted, the "Purchase Price"). $12,500,000 of the Preliminary Purchase Price shall be paid by Canadian Buyer for the Acquired Securities, and the balance of the Preliminary Purchase Price shall be paid by U.S. Buyer for the Assets other than the Acquired Securities.

         Section 2.04. Allocation

                  (a) The Buyer Parties shall use their best efforts to provide to Sellers, no later than the third day prior to the Closing Date, an allocation of the Preliminary Purchase Price (plus Assumed Liabilities to the extent properly taken into account under the Code and the regulations promulgated thereunder) among the Assets for Tax purposes, prepared on a basis consistent with the Initial Allocation. Sellers shall use their best efforts to review and in their reasonable discretion approve the allocation provided by the Buyer Parties within fifteen (15) days following delivery of the allocation. If Sellers do not approve, then Parent and ICO shall each submit their proposed allocation to the Accounting Mediator (or if no Accounting Mediator has been selected, then an Independent Public Accounting Firm selected as the Accounting Mediator pursuant to the procedures set forth in Section 2.07(b)). In such event, the Accounting Mediator shall determine the allocation, which determination shall be (i) in writing and signed by the Accounting Mediator,
(ii) delivered to Parent and ICO as soon as practicable after the allocation is submitted to the Accounting Mediator but not later than the thirtieth day after such submission, (iii) made in accordance with the Initial Allocation and this Agreement and (iv) conclusive and binding on the parties hereto on the date of delivery of such resolution. The allocation of the Preliminary Purchase Price pursuant to this subsection shall be referred to as the "Preliminary Allocation".

                  (b) The Buyer Parties and Sellers agree to revise the Preliminary Allocation to rationally reflect any adjustments in the Preliminary Purchase Price pursuant to Section 2.07. To the extent there are adjustments in the Preliminary Purchase Price and the Buyer Parties and Sellers cannot agree on how to revise the Preliminary Allocation to reflect such adjustments, then Parent and ICO shall each submit their proposed revised Preliminary Allocation to the

Accounting Mediator and follow procedures analogous to those set forth in
Section 2.04(a). "Allocation" shall refer to the Preliminary Allocation, as revised (if at all) pursuant to this subsection.

                  (c) Both the Preliminary Allocation and the Allocation shall be prepared in accordance with the applicable provisions of Section 1060 of the Code and the regulations promulgated thereunder. Sellers and the Buyer Parties agree to (i) act in accordance with the Allocation in the preparation of all financial statements and the filing of all Tax Returns (including filing Form 8594 with their United States federal Income Tax Return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation relating thereto and (ii) take no position and cause their Affiliates to take no position inconsistent with the Allocation for Income Tax purposes, including United States federal and state Income Tax and foreign Income Tax, in any case, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code. Not later than thirty (30) days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the others a copy of its Form 8594.

         Section 2.05. Closing. The transactions contemplated hereby (other than the provisions relating to the Purchase Price Adjustment Amount) shall be consummated at a closing (the "Closing") which shall be held at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Houston, Texas 77002 on the Closing Date. The "Closing Date" shall be: (a) the fifth Business Day following the date on which the Closing Conditions (other than the deliveries to be made at Closing by any party) have been fulfilled or waived or (b) such other date as ICO and Parent may, by written agreement, establish. At the Closing, the following events shall occur, each event being (i) conditioned on the occurrence or waiver of each other event and (ii) deemed to occur simultaneously with each other event:

                  (a) Sellers shall deliver to U.S. Buyer:

                      (i) one or more bills of sale, each substantially in the form attached as Exhibit A, conveying to U.S. Buyer in the aggregate all of Sellers' owned personal property included in the Assets other than the Acquired Securities;

                      (ii) one or more deeds in recordable form to the extent necessary to convey to U.S. Buyer Sellers' owned Real Property included in the Assets;

                      (iii) subject to Section 9.01, assignments of Contract Rights, each substantially in the form attached as Exhibit B, conveying to U.S. Buyer the Contract Rights included in the Assets;

                      (iv) Assignments of Proprietary Rights, each substantially in the form attached as Exhibit C, in recordable form to the extent necessary to assign to U.S. Buyer Sellers' Proprietary Rights included in the Assets;

                      (v) subject to Section 9.01, copies of the Authorizations and Third Person Consents required for the valid transfer of the Assets (other than the Acquired Securities) as required by Section 8.03(c);

                      (vi) the certificates required by Sections 7.03(d) and
(g);

                      (vii) the certificates required by Sections 8.03(d) and
(e); and

                      (viii) such other certificates and instruments as shall be reasonably required to vest in U.S. Buyer title in and to the Assets (other than the Acquired Securities) transferred to U.S. Buyer in accordance with the provisions hereof.

                  (b) Sellers shall deliver to Canadian Buyer:

                      (i) one or more stock certificates evidencing the Acquired Securities, duly endorsed in blank or accompanied by a stock power or other appropriate instruments of assignment and transfer duly executed in blank, or if any of the Acquired Securities is not evidenced by a certificate, Sellers shall deliver to Canadian Buyer securities transfer documents sufficient to effect transfer of the title to such Acquired Securities to Canadian Buyer;

                      (ii) the minute books, stock records and corporate seals required by Section 8.03(g) of this Agreement;

                      (iii) subject to Section 9.01, copies of Authorizations and Third Person Consents required for the valid transfer of the Acquired Securities as required by Section 8.03(c);

                      (iv) a schedule prepared by ICO setting forth the Estimated Closing Date Cash (the "Estimated Closing Date Cash Schedule");

                      (v) a schedule prepared by ICO setting forth the Estimated Closing Date Indebtedness (the "Estimated Closing Date Indebtedness Schedule"), together with any necessary consents by the lenders of such indebtedness required to effect the sale of the Acquired Securities pursuant hereto;

                      (vi) the director and officer resignations required by
Section 8.03(f); and

                      (vii) such other certificates and instruments as shall be reasonably required to vest in Canadian Buyer title in and to the Acquired Securities transferred to Canadian Buyer in accordance with the provisions hereof.

                  (c) U.S. Buyer and Canadian Buyer shall collectively pay, and Parent shall cause such Buyer Parties to pay, to ICO (or, at ICO's direction, any other Seller, in whole or in part) the Preliminary Purchase Price less (i) the Escrow Amount and (ii) the Holdback Amount by wire transfer of immediately available funds to one or more wire transfer addresses of Sellers, which addresses shall have been designated by ICO by notice to Parent on or before the second Business Day before the Closing Date.

                  (d) The Buyer Parties shall deliver to Sellers:

                      (i) evidence of receipt of the Authorizations and Third Person Consents as required by Section 8.02(c);

                      (ii) the certificates required by Sections 8.02(d) and
(e);

                      (iii) as applicable, evidence satisfactory to Sellers of the releases and substitute guarantees or letters of credit required by Sections
6.02 and 8.02(f);

                      (iv) an instrument of assumption substantially in the form attached as Exhibit D evidencing U.S. Buyer's assumption, pursuant to Section 2.02, of the Assumed Liabilities; and

                      (v) such other certificates and instruments as shall be reasonably required to transfer the Assumed Liabilities to U.S. Buyer and to release Sellers therefrom, all in accordance with the provisions hereof.

                  (e) Parent shall cause U.S. Buyer to deliver the Escrow Amount and the Holdback Amount to the Escrow Agent by wire transfer of immediately available funds.

         Section 2.06. Post-Closing Adjustment to the Preliminary Purchase Price. After the Closing, an additional amount shall be paid, which amount (the "Purchase Price Adjustment Amount") shall be determined by ICO and Parent in accordance with this Section 2.06 and Section 2.07. The Purchase Price Adjustment Amount shall be equal to (a) the Closing Date Working Capital minus the Reference Date Working Capital, plus (b) the Closing Date Cash minus the Estimated Closing Date Cash, plus (c) the Estimated Closing Date Indebtedness minus the Closing Date Indebtedness (in the case of each of clauses (a)-(c), whether positive or negative), minus (d) the sum of (i) 50% of the book value of the Inventory located at the Williams Odessa Property, up to a total of $650,000 in book value of such Inventory, and (y) 100% of the book value of any additional Inventory located at the Williams Odessa Property.

         Section 2.07. Procedures for Calculating and Paying the Purchase Price Adjustment Amount.

                  (a) As soon as practicable after the Closing Date but in no event later than the 60th day after the Closing Date, Parent shall prepare or cause to be prepared, and shall deliver to ICO, a balance sheet of the Business as of the Closing Date (the "Closing Date Balance Sheet") and a schedule setting forth Parent's calculation of the Purchase Price Adjustment Amount, including a worksheet setting forth its calculation of the Closing Date Working Capital, the Closing Date Cash and the Closing Date Indebtedness (such schedule to be in the form of the Example Purchase Price Adjustment set forth on Exhibit I), and Parent shall thereafter provide to ICO such supporting work papers or other supporting information as may be reasonably requested by ICO. The Closing Date Balance Sheet shall be prepared in accordance with GAAP applied in a manner consistent with the accounting principles and practices applied in the preparation of the consolidated balance sheet of the Business as of March 31, 2002 included on Schedule 2.07 to the Sellers' Disclosure Letter (the "Reference Date Balance Sheet"); provided, however, that: (i) the Reference Date Balance Sheet and the Closing Date Balance Sheet shall contain all adjustments which would be required if the books of the Sellers Companies were closed as of the date of such balance sheet; (ii) the listed categories and subcategories of assets and liabilities and the classification of assets and liabilities within such categories and subcategories shall be consistent in the Closing Date Balance Sheet and the Reference Date

Balance Sheet; (iii) any change in Inventory amount between the Reference Date Balance Sheet and the Closing Date Balance Sheet shall result solely from a change in the quantity of Inventory and not from a change in the item-specific value of such Inventory, and (iv) the respective amounts included for litigation reserves of the Acquired Companies and for any other reserves or any accruals for contingent liabilities of the Seller Companies which were determined shall not be changed from the amounts included in the Reference Date Balance Sheet except to reflect (A) cash payments made subsequent to the date of the Reference Date Balance Sheet, and (B) changes in circumstances or events occurring between the date of the Reference Date Balance Sheet and the Closing Date. GAAP as so adjusted by the foregoing provisions (i) through (iv) of this Section 2.07(a) is referred to herein as the "Adjusted GAAP Principles." ICO shall cooperate with Parent and make available to Parent such books, records, other information (including work papers) and personnel of ICO which Parent may reasonably request in order to prepare the Closing Date Balance Sheet and any schedules to be delivered pursuant to this Section 2.07(a).

                  (b) If ICO shall have any objections to the Closing Date Balance Sheet or to Parent's calculation of the Purchase Price Adjustment Amount, ICO shall so notify Parent no later than the 10th Business Day after delivery of the schedule, and ICO and Parent shall endeavor in good faith for a period not to exceed 15 Business Days from the date of delivery of such notice to resolve their differences ("Differences"). If at the end of the 15 Business Day period ICO and Parent are unable to resolve any of their Differences, Parent and ICO shall submit the calculation and resolution of such Differences to KPMG LLP ("KPMG") or an Independent Public Accounting Firm as they may agree in writing. If KPMG refuses or fails to serve and Parent and ICO have not agreed on an Independent Public Accounting Firm by the end of the 15 Business Day period referred to above, the Independent Public Accounting Firm shall be selected by lot from those Independent Public Accounting Firms that are willing to act (KPMG or the Independent Public Accounting Firm selected pursuant to the foregoing procedures, as the case may be, the "Accounting Mediator"). The Accounting Mediator shall resolve such Differences and such resolution shall be (i) in writing and signed by the Accounting Mediator, (ii) delivered to Parent and ICO as soon as practicable after the Differences are submitted to the Accounting Mediator but not later than the 30th day after such submission, (iii) made in accordance with this Agreement and (iv) conclusive and binding on the parties hereto on the date of delivery of such resolution. If the foregoing procedure does not result in the selection of an Accounting Mediator or the Accounting Mediator does not or is unwilling to resolve all of the Differences on or before the expiration of 30 days from the date of submission of the Differences, either party shall be entitled for a period of 15 additional days to apply for AAA Arbitration of the unresolved Differences, and, if a party so applies, the parties shall submit the matter to AAA Arbitration, which shall be binding upon the parties. If neither party shall apply for AAA Arbitration of the unresolved Differences, the Purchase Price Adjustment Amount shall be deemed to be the amount provided by Parent to ICO pursuant to this Section 2.07(b), adjusted to reflect those Differences that were theretofore resolved, if any, by the parties or, if applicable, by the Accounting Mediator. The fees and expenses of the Accounting Mediator or AAA Arbitration, or both, if any, shall be borne equally by Parent and ICO.

                  (c) Upon final determination of the Closing Date Balance Sheet and the Purchase Price Adjustment Amount (whether by agreement of the parties, lapse of time or resolution of the Differences), the Preliminary Purchase Price shall be adjusted by the Purchase

Price Adjustment Amount and (i) if the Purchase Price Adjustment Amount as finally determined is positive, Parent shall pay (or cause another Buyer Party to pay) to ICO the Purchase Price Adjustment Amount and U.S. Buyer shall promptly instruct the Escrow Agent to deliver to ICO the Holdback Amount, (ii) if the Purchase Price Adjustment Amount as finally determined is negative, but does not exceed the Holdback Amount in absolute terms, ICO and U.S. Buyer shall promptly instruct the Escrow Agent (x) to deliver to ICO an amount equal to the Holdback Amount less the Purchase Price Adjustment Amount and (y) to deliver to the Buyer Party(ies) specified by Parent an aggregate amount equal to the remaining portion of the Holdback Amount, and (iii) if the Purchase Price Adjustment Amount as so finally determined is negative and exceeds the Holdback Amount in absolute terms, ICO shall pay to the Buyer Party(ies) specified by Parent an aggregate amount equal to the Purchase Price Adjustment Amount less the Holdback Amount and shall instruct the Escrow Agent to deliver to such Buyer Party the Holdback Amount. Notwithstanding anything to the contrary in this
Section 2.07(c), if at any time after the 15 Business Day period referenced in
Section 2.07(b) Differences remain outstanding and, assuming that all of the Differences were resolved in favor of the Buyer Parties, the Purchase Price Adjustment Amount would be positive or, if negative, not in excess of the Holdback Amount in absolute terms, then (A) upon ICO's request at any time prior to the final determination of the Purchase Price Adjustment Amount, ICO and U.S. Buyer shall promptly instruct the Escrow Agent to deliver to ICO an amount equal to the Holdback Amount, or the Holdback Amount less such assumed Purchase Price Adjustment Amount, as the case may be, and (B) the payments to be made upon the final determination of the Purchase Price Adjustment Amount pursuant to clauses
(i) and (ii) of the previous sentence shall be adjusted to take into account the payment made pursuant to clause (A) above.

                  (d) Payments owed by Parent, U.S. Buyer or Canadian Buyer or ICO pursuant to Section 2.07(c) shall be made by Parent, U.S. Buyer or Canadian Buyer, on the one hand, or ICO, on the other hand, in dollars by wire transfer of immediately available funds to the wire transfer address of the party to whom such payment is owed on the fifth Business Day following the date on which the procedures for resolution of the Differences in this Section 2.07 have been completed (the "Final Payment Date"), which wire transfer address shall be designated by Parent or ICO, as the case may be, by notice to the other on or before the second Business Day prior to the Final Payment Date; provided that if no such notice is delivered by ICO, Parent, U.S. Buyer or Canadian Buyer shall make payment to the wire transfer address previously designated by ICO pursuant to Section 2.05(c).

         Section 2.08. Escrow; Break-up Fee.

                  (a) Concurrently with the execution and delivery of this Agreement, ICO, U.S. Buyer and Citibank, N.A. shall execute and deliver an escrow agreement in substantially the form attached hereto as Exhibit E (the "Escrow Agreement"), pursuant to which Citibank, N.A. shall act as the escrow agent (the "Escrow Agent").

                  (b) Concurrently with the execution and delivery of this Agreement, U.S. Buyer shall deposit into escrow with the Escrow Agent $5,000,000 (the "Break-up Fee"), which shall be delivered to ICO or U.S. Buyer pursuant to
Section 11.02.

                  (c) On the Closing Date, U.S. Buyer shall deliver to the Escrow Agent $7,000,000, of which $5,000,000 (the "Escrow Amount") shall be held by the Escrow Agent for the purpose of securing indemnity claims of Buyer Indemnified Parties pursuant to Section 10.02 and $2,000,000 (the "Holdback Amount") shall be held by the Escrow Agent pending the final determination of the Purchase Price Adjustment Amount pursuant to Section 2.07, in each case subject to Section 2.08(d). The Escrow Amount shall be held by the Escrow Agent for a period of twelve (12) months after the Closing (the "Escrow End Date"), pursuant to the terms and conditions of the Escrow Agreement. Except to the extent of such indemnity claims by the Buyer Indemnified Parties which have been made and have been determined to be valid or have not yet been determined to be invalid pursuant to Section 10.03, the Escrow Amount shall be delivered to ICO promptly following the Escrow End Date (provided that U.S. Buyer shall instruct the Escrow Agent to retain only that portion of the Escrow Amount that is the maximum amount to which the Buyer Indemnified Parties could reasonably be determined to be entitled under Section 10.02 with respect to such indemnity claims). Upon the resolution of any such indemnity claim by the Buyer Indemnified Parties outstanding at the Escrow End Date, the portion of the remaining Escrow Amount that exceeds the amount of the remaining indemnity claims of the Buyer Indemnified Parties shall promptly be delivered to ICO. The Holdback Amount shall be delivered to ICO or U.S. Buyer pursuant to Section 2.07.

                  (d) At any time that ICO shall deliver to the Escrow Agent a Valid Letter of Credit, then the Escrow Agent shall release to ICO all or such portion of the Escrow Amount corresponding to the amount of the Valid Letter of Credit and, if the amount of the Valid Letter of Credit exceeds the amount of the Escrow Amount, then all or such portion of the Holdback Amount corresponding to the amount of such excess. After any such release, the Escrow Agent shall draw on the Valid Letter of Credit to make payments of the Escrow Amount or the Holdback Amount to U.S. Buyer, all as set forth in the Escrow Agreement.

         Section 2.09. Discharge of Intercompany Accounts; Release of Encumbrances. On or prior to the Closing, Sellers shall discharge (by contribution to capital, forgiveness of debt or any other manner at Sellers' sole discretion) any Intercompany Indebtedness and shall cause all Encumbrances, other than Permitted Encumbrances, with respect to the Assets to be released.

                                  ARTICLE III.
 REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER COMPANIES AND THE BUSINESS

         Except as set forth in Sellers' Disclosure Letter, Sellers, jointly and severally, represent and warrant to the Buyer Parties as follows:

         Section 3.01. Organization. Each Seller is a legal entity duly incorporated or formed, validly existing and in good standing (in those jurisdictions in which the concept of good standing is applicable) under the Laws of its jurisdiction of incorporation or formation. Schedule 3.01 to the Sellers' Disclosure Letter sets forth a true and complete list of each Seller, together with (a) a specification of the nature of the legal organization of each such Seller, and (b) the jurisdiction of incorporation or other formation of each such Seller.

         Section 3.02. Acquired Companies. Schedule 3.02 to the Sellers' Disclosure Letter sets forth for each of the Acquired Companies (i) its name and jurisdiction of incorporation, (ii) the number of authorized securities of each class of its Equity Securities, (iii) the number of issued and outstanding securities of each class of its Equity Securities, the names of the holders thereof, and the number of Equity Securities held by each such holder, (iv) the number of securities of its Equity Securities held in treasury and (v) its directors and officers. Each of the Acquired Companies (a) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, (b) duly qualified as a foreign corporation to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a Material Adverse Effect on the Business, and (c) has full corporate power and authority and all material licenses, permits, and authorizations necessary to carry on the Business and to own and use the properties owned and used by it in the Business. ICO has delivered to Parent correct and complete copies of the Organizational Documents of each Acquired Company (as amended to date). All of the issued and outstanding Equity Securities of the Acquired Companies have been duly authorized and are validly issued, fully paid, and nonassessable. There are no outstanding or authorized Encumbrances or other Contracts or commitments that could require any Seller Company to sell, transfer, or otherwise dispose of any Equity Securities of any Acquired Company or that could require an Acquired Company to issue, sell, or otherwise cause to become outstanding any of its Equity Securities (other than this Agreement). There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Acquired Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any Equity Security of any Acquired Company. The stock certificate books and the stock record books of each Acquired Company are correct and complete. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors) of each Acquired Company are correct and complete in all material respects. No Acquired Company is in default under or in violation of any provision of its Organizational Documents in any material respect. No Seller Company controls directly or indirectly or has any Equity Security in any Person involved in the Business which is not a Seller or an Acquired Company.

         Section 3.03. Title to Acquired Company Equity Securities. Sellers hold of record and own beneficially the Acquired Securities, free and clear of any restrictions on transfer (other than restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and any foreign or state securities
Laws), Taxes and other Encumbrances. The Acquired Subsidiary holds of record and owns beneficially all of the outstanding Equity Securities of the other Acquired Companies, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and any foreign or state securities Laws), Taxes and other Encumbrances. Upon consummation of the transactions contemplated hereby, (x) Canadian Buyer will acquire good title to the Acquired Securities free and clear of any Encumbrances other than any arising by, through or under any Buyer Party, and (y) the Acquired Subsidiary will continue to hold good title to the Equity Securities of the other Acquired Companies, free and clear of any Encumbrances other than any arising by through or under any Buyer Party.

         Section 3.04. Authorization of Agreement. Each Seller has all requisite corporate or partnership power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and each of the Ancillary Agreements and the performance by such Seller of its obligations hereunder and thereunder have been duly and validly authorized by all requisite corporate or partnership action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller and (assuming due authorization, execution and delivery hereof by the Buyer Parties) constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors' rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity, at law or under otherwise applicable Law).

         Section 3.05. Approvals and Consents. Except for applicable Legal Requirements, if any, noncompliance with which, individually or in the aggregate, would not be likely to prevent any Seller from performing its obligations under this Agreement and each of the Ancillary Agreements in all material respects and would not be likely to have a material adverse effect on the Business, no filing or registration with, no waiting period imposed by and no Authorization of any Governmental Authority is required under any Legal Requirement applicable to any Seller Company to permit Sellers to execute, deliver or perform this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. No Third Person Consent (other than a Third Party Consent to a Contract listed on Schedule A-1 to the Sellers' Disclosure Letter) is required to permit any Seller to execute, deliver or perform this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby.

         Section 3.06. No Violation. Assuming effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by and receipt of all Authorizations of any Governmental Authority as set forth in Schedule 3.05 to the Sellers' Disclosure Letter, and the receipt of all consents set forth in Schedule 3.05 to the Sellers' Disclosure Letter, neither the execution and delivery by any Seller of this Agreement or any Ancillary Agreement nor the performance by any Seller of its obligations hereunder or thereunder (a) violates or breaches in any material respect the terms of or causes a default under (i) any material Legal Requirement applicable to any Seller Company, (ii) the Organizational Documents of any Seller Company,
(iii) any material contract or agreement to which any Seller Company is a party or by which any Seller Company or any of their respective properties or assets is bound or (iv) impose any material Encumbrance other than any Permitted Encumbrance on any Asset or (b) will, with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (a) of this Section 3.06, except in any such case for any matters described in this Section 3.06 that would not be likely to prevent any Seller from performing its obligations under this Agreement or any Ancillary Agreement in all material respects or have an adverse effect on the Assets or the Business.

         Section 3.07. No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers or their Affiliates for which any Buyer Party or its Affiliates may become liable.

         Section 3.08. The Assets and the Assets of the Acquired Companies.

                  (a) With respect to (x) the Assets and (y) the assets of the Acquired Companies, other than Proprietary Rights, Real Property and
Improvements:

                      (i) except as disclosed on Schedule 3.08(a)(i) to the Sellers' Disclosure Letter (setting forth (a) the leased Assets, and (b) the leased assets of the Acquired Companies), (x) Sellers have good, valid and marketable title to all of the Assets free and clear of any Encumbrances (other than Permitted Encumbrances) and at Closing shall transfer good, valid and marketable title in and to the Assets to U.S. Buyer, and (y) the Acquired Companies have good, valid and marketable title to all of their assets free and clear of any Encumbrances (other than Permitted Encumbrances) and immediately following the Closing will continue to have good, valid and marketable title to all of their assets free and clear of any Encumbrances (other than Permitted Encumbrances);

                      (ii) each of the leases and agreements relating to the Assets and the assets of the Acquired Companies described in Schedule 3.08(a)(i) to the Sellers' Disclosure Letter is in full force and effect and constitutes a valid and legally binding obligation of the applicable Seller Company and the other respective parties thereto and is enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors' rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or otherwise under applicable Law); there are no material Defaults by any Seller Company or, to the Knowledge of Sellers, any third party under any of such leases or agreements; no Seller Company has received any payment from a lessor in connection with or as inducement for entering into any such lease or agreement, except such payments as are set forth in or referenced by such lease or agreement; any security deposits made under the leases and agreements relating to the Assets and the assets of the Acquired Companies described in
Schedule 3.08(a)(i) to the Sellers' Disclosure Letter are set forth in such Schedule;

                      (iii) Schedule 3.08(a)(iii) to the Sellers' Disclosure Letter sets forth with respect to each lease of (i) each Asset leased by any Seller to any other Person, and (ii) each asset of the Acquired Companies leased to any other Person, the term of such lease, the payments due thereunder and the identity of the parties thereto; and

                      (iv) Schedule 3.08(a)(iv) to the Sellers' Disclosure Letter (which Schedule shall be updated at the Closing to provide information as of the most recent month end prior to the Closing) contains a list of all Inventory as of May 31, 2002, which list is complete and accurate in all material respects, and the address at which the Inventory is located.

                  (b) With respect to the Real Property and Improvements:

                      (i) Schedule 3.08(b)(i) to the Sellers' Disclosure Letter sets forth a description of each item of Real Property (x) owned by each Seller which is used in the Business and (y) owned by each Acquired Company;

                      (ii) the Seller Companies own good, valid and marketable title to the Real Property described in Schedule 3.08(b)(i) to the Sellers' Disclosure Letter and to all of the Improvements on such Real Property free and clear of any Encumbrances, other than Encumbrances for real property Taxes not yet due and payable, easements and other similar restrictions of record and restrictions imposed by zoning or planning laws;

                      (iii) Schedule 3.08(b)(iii) to the Sellers' Disclosure Letter describes and lists the related leases for all Real Property leased (x) for use by Sellers in the Business and (y) by the Acquired Companies; the leases described in Schedule 3.08(b)(iii) to the Sellers' Disclosure Letter are in full force and effect and constitute valid and legally binding obligations of the applicable Seller Company, and the other respective parties thereto and are enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors' rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or otherwise under applicable Law); and there are no material Defaults of any Seller or, to the Knowledge of Sellers, any third party under any such leases (nor are there any events or conditions which, with notice or lapse of time, or both, would constitute a material Default); no Seller Company has received any payment from a lessor in connection with or as inducement for entry into any such lease, except such payments as are set forth in or referenced by such lease;

                      (iv) Schedule 3.08(b)(iv) to the Sellers' Disclosure Letter sets forth a description of each lease of each item of Real Property leased by any Seller Company to any other Person;

                      (v) no water charges or sewer charges relating to the Real Property or the Improvements are delinquent and there are no special charges pending or, to the Knowledge of any Seller, threatened against the Real Property or the Improvements;

                      (vi) there are no pending or, to the Knowledge of any Seller, threatened proceedings for the condemnation of the Real Property or any part thereof; and

                      (vii) each Seller Company has performed and observed all material covenants affecting or relating to the Real Property and the Improvements (or the use or occupancy thereof) requiring observance or performance by it and has not received any notice of, nor is aware of, any breach of any such covenants.

                  (c) Except for any sale, assignment or transfer of (x) Inventory in the ordinary course of business consistent with past practice or
(y) other Assets and assets of the Acquired Companies in an amount not to exceed $100,000 in the aggregate (excluding sales the proceeds from which are used exclusively to purchase similar assets), the Assets and the assets of the Acquired Companies, together with the Excluded Assets, include all assets which are, as of the Reference Date and as of the Closing Date, used by Sellers to conduct the Business as presently conducted, including (i) all Contract Rights,
(ii) all Real Property, (iii) all Improvements, (iv) all Inventory, (v) all Books and Records, (vi) all Authorizations, to the extent transferable, (vii) all return and other rights under or pursuant to all warranties, representations and guaranties made by foundries, suppliers and other third parties in connection with the Assets or services furnished to Sellers pertaining to the Business or the Assets, and
(viii) all deposits and prepaid expenses related to the Business. No Affiliate of any Seller Company (other than another Seller Company) owns any assets which are currently used by Sellers to conduct the Business as presently conducted, other than the Excluded Assets.

                  (d) With respect to the condition of any of the tangible Assets and the tangible assets of the Acquired Companies in each case consisting of real property, immovables, personal property, movables, equipment or fixtures, the Buyer Parties acknowledge that Sellers have not made, Sellers hereby expressly disclaim and negate, and the Buyer Parties hereby expressly waive, any representation or warranty, express or implied, at common law, by statute or otherwise; and the Buyer Parties hereby expressly waive and relinquish any and all rights, claims and causes of action against Sellers and their Representatives in connection with the accuracy, completeness or materiality of any information, data or other materials (written or oral), or any opinion, information, projection or other advice, heretofore furnished or communicated by or on behalf of any Seller or any of their Representatives to any Buyer Party or any of their Representatives in respect of the condition of any of the tangible Assets and the tangible assets of the Acquired Companies. With respect to such tangible Assets and tangible assets, in each case constituting real property, immovables, personal property, movables, equipment or fixtures, Sellers expressly disclaim and negate, and the Buyer Parties hereby waive, (I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (II) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (III) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (IV) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE LEGAL REQUIREMENTS TO CLAIM DIMINUTION OF CONSIDERATION, (V) EXCEPT IN THE CASE OF A BREACH OF SELLERS' REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3.23, ANY CLAIMS BY ANY BUYER PARTY FOR DAMAGES BECAUSE OF ANY LATENT OR PATENT DEFECTS OR OTHER DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (VI) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LEGAL REQUIREMENTS; it being the express intention of Sellers and the Buyer Parties that the tangible Assets and the tangible assets of the Acquired Companies are to be conveyed in their then present condition and state of repair "AS IS" and "WHERE IS" and "WITH ALL FAULTS." Sellers and the Buyer Parties agree that, to the extent required by applicable Law to be effective, the disclaimers of the warranties contained in this section are "conspicuous." Nothing in this Section 3.08(d) is intended to negate any express representation or warranty of this Agreement, none of which (other than the representations and warranties set forth in Section 3.17) concerns the condition of the tangible Assets and the tangible assets of the Acquired Companies.

         Section 3.09. Financial Statements; Undisclosed Liabilities. The Business Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Business as of the dates thereof and the consolidated results of the operations and cash flows of the Business for the periods then ended (subject to normal recurring year-end audit adjustments). Except for Liabilities (i) reflected, reserved for or disclosed in the Business Financial Statements or in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practice on or prior to the Reference Date and not required by GAAP to be reflected, reserved for or disclosed in the Business Financial Statements or in the notes thereto, (iii) incurred in the ordinary course of business consistent with past practices since the Reference Date, (iv) incurred in connection with this Agreement or the transactions contemplated hereby, or
(v) disclosed in Schedule 3.09 to the Sellers' Disclosure Letter, the Seller Companies do not have any Liabilities which are (x) Assumed Liabilities described in clause (b) of Section 2.02 or (y) Liabilities of any Acquired Company.

         Section 3.10. Authorizations. Schedule 3.10 to the Sellers' Disclosure Letter sets forth a complete list of all material Authorizations held by the Seller Companies required to conduct the Business, own or operate the Assets or exercise the rights provided under any Material Contract. Each Seller Company has, and each Acquired Company has had at all times since January 1, 1999, all material Authorizations required under any Law, Order or Regulation in its respective operation of the Business or in its ownership of the Assets or performance under any Material Contract, and owns or possesses such Authorizations free and clear of all Encumbrances (other than Permitted Encumbrances). No Seller Company is in Default, nor has any Seller Company received any notice of any claim of Default, with respect to any such Authorizations. Except as otherwise governed by Law, all such Authorizations are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees, and except as set forth on Schedule 3.10 to the Sellers' Disclosure Letter, (x) no such Authorization will be adversely affected by the completion of the transactions contemplated by this Agreement or the Ancillary Agreements, other than as a result of facts specific to the Buyer Parties and their respective businesses, and (y) Sellers have no actual knowledge derived from written notice or from the written terms of any such Authorization, that any such Authorization will be adversely affected by the completion of the transactions contemplated by this Agreement or the Ancillary Agreements as a result of facts specific to the Buyer Parties and their respective businesses.

         Section 3.11. Compliance With Laws; Regulation of Business.

                  (a) Since January 1, 1999, each Seller Company has conducted the Business in substantial compliance with all material Laws, Regulations and Orders relating to the Assets or the Business. No Seller Company has received any notice to the effect that it is not in substantial compliance with all such material Laws and Regulations or that it is in default with respect to any such Order.

                  (b) Since January 1, 1999, each Seller Company has filed all material reports required to be filed by it with the appropriate Governmental Authority that regulates that Business and such reports have been prepared in all material respects in accordance with the requirements of applicable Law.

         Section 3.12. Insurance. Schedule 3.12 to the Sellers' Disclosure Letter sets forth a list, including the name of the underwriter, the risks insured, coverage and related limits and deductibles, expiration dates and significant riders, of the insurance policies currently maintained by (a) Sellers (other than insurance policies that do not relate to the Business or the Assets) and (b) the Acquired Companies.

         Section 3.13. Tax Representations.

                  (a) Each Seller Company has duly and timely filed with the appropriate taxing authorities all Tax Returns required to be filed. All such Tax Returns filed are complete and accurate in all material respects. All material Taxes due and payable by each Seller Company (whether or not shown on any Tax Return) have been paid. No Acquired Company is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Authority or Court in a jurisdiction where any Seller Company does not file Tax Returns that such Seller Company is or may be subject to taxation by that jurisdiction.

                  (b) The unpaid Taxes of the Acquired Companies will not, as of the Closing Date, exceed the reserve for current Tax Liability of the Acquired Companies (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Closing Date Balance Sheet (rather than in any notes thereto). For purposes of the preceding sentence, the portion of Taxes for any Straddle Period that is allocable to the Pre-Closing Period shall be determined based on the Straddle Period Allocation Method.

                  (c) The unpaid Straddle Period Non-Income Taxes of Sellers relating to the Assets or the Business that first became payable within 365 days of the Closing Date (i) did not, as of the Reference Date, exceed the reserve for such current Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Reference Date Balance Sheet (rather than in any notes thereto), and (ii) will not, as of the Closing Date, exceed the reserve for such current Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Closing Date Balance Sheet (rather than in any notes thereto). For purposes of the preceding sentence, the portion of Taxes for any Straddle Period that is allocable to the Pre-Closing Period shall be determined based on the Straddle Period Allocation Method.

                  (d) No deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority or Court against any Acquired Company, and no material deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority or Court against any Seller. There are no pending or, to the Knowledge of any Seller Company, threatened audits, investigations, disputes or claims or other Actions for or relating to any Liability for Taxes with respect to any of the Acquired Companies or for or relating to any material Liability for Taxes with respect to any of the Sellers. There are no matters under discussion with any Governmental Authorities or Courts, or known to any Seller Company, with respect to Taxes that are likely to result in a material additional Liability for Taxes with respect to any Seller Company. Audits by the relevant taxing authorities of foreign, federal, state and local Tax Returns of the Acquired Companies have been completed for the periods set forth on Schedule 3.13(d) to the Sellers' Disclosure Letter and, except as set forth in such Schedule, no Seller, Acquired Company or any predecessor of either has been notified that any taxing authority intends to audit a Tax Return of any Acquired Company for any other period. The Seller Companies have delivered or made available to the Buyer Parties complete and accurate copies of foreign, federal, state and local Tax Returns of each Acquired Company and its predecessors for the years ended September 30, 1996, 1997, 1998, 1999, 2000 and 2001. Each Seller has delivered or made available to the Buyer Parties complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by or on behalf of any Acquired Company since September 30, 1996. Except as set forth on Schedule 3.13(d) to the Sellers' Disclosure Letter, no Seller Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No Seller Company has granted any power of attorney granted with respect to any Taxes.

                  (e) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on any Asset or any asset of any Acquired Company.

                  (f) (i) Each Acquired Company is duly and accurately licensed or registered as required under any Laws or Regulations relating to Taxes to which it is subject.

                      (ii) No Acquired Company has discontinued carrying on any business in respect of which any non-capital losses were incurred.

                      (iii) In the past three (3) taxation years, no Acquired Company has made or filed any elections or designations under the Income Tax Act (Canada), the Excise Tax Act (Canada), or any equivalent Canadian federal, provincial or territorial Tax legislation other than in the ordinary course of business.

                      (iv) No Acquired Company or any of its employees, agents or consultants, in the course of carrying on the business of each Acquired Company, have carried on business in a country other than Canada through an office, facility, permanent establishment or other fixed place of business, whether or not owned, leased or licensed to any Acquired Company, for any period exceeding 30 days.

                      (v) Each Acquired Company has received notices of assessment in respect of Income Tax for the three
                             (3) years prior taxation years from each Governmental Authority to which it is liable to pay Income Tax. No Acquired Company has requested a notice of determination of loss for any taxation year.

                      (vi) Schedule 3.13(f)(vi) of the Sellers' Disclosure Letter accurately sets out, for the purposes of the Income Tax Act (Canada), the following as at the date thereof: (A) the undepreciated capital cost as defined in the Income Tax Act (Canada) of all of the depreciable assets of the Acquired Companies;
                             (B) all non-capital losses of the Acquired
                             Companies; (C) all net capital losses of the Acquired Companies; (D) the amount of any investment tax credits available to the Acquired Companies; (E) the adjusted cost base of each Acquired Company's capital property; (F) the cost of each

                             Acquired Company's depreciable property, the capital cost allowance taken in respect of each class of such properties and the undepreciated capital cost of each class of such property; (G) the amount (if any) of each Acquired Company's capital dividend account; (H) the amount (if any) of each Acquired Company's cumulative eligible capital account; and (I) the amount (if any) of each Acquired Company's refundable dividend tax on hand.

                  (g) Except with respect to any group of which ICO is the common parent for Tax purposes, no Acquired Company has any Liability for the Taxes of any Person (other than such Acquired Company) (i) as a transferee or successor, (ii) by Contract, or (iii) otherwise.

                  (h) There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any Acquired Company or any Seller (to the extent applicable to the Assets or the Business) and, after the Closing Date, no Acquired Company and no Seller (to the extent applicable to the Assets or the Business) shall be bound by any such Tax sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date, except in each case for Tax-sharing agreements or similar arrangements solely among the Acquired Companies.

                  (i) None of the transactions contemplated hereby are subject to withholding under Section 1445 of the Code. Each Acquired Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The transactions contemplated herein are not subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

         Section 3.14. Contracts and Commitments.

                  (a) Schedule 3.14 to the Sellers' Disclosure Letter sets forth a complete and accurate list of (i) all Material Contracts, (ii) all Contracts providing for a license of a Seller Company's Proprietary Right to any third Person other than (x) implied licenses acquired in connection with goods and/or services, (y) express licenses acquired in connection with any goods and/or services purchased for less than $500,000, and (z) licenses relating to Proprietary Rights of a value less than $25,000, (iii) all agency or sales representative Contracts and (iv) all Contracts requiring prepayments. Sellers have delivered or made available to the Buyer Parties true, correct and complete copies of all Contracts listed on Schedule 3.14 to the Sellers' Disclosure Letter, including all amendments and supplements thereto. As of the Closing, each Contract of Sellers (other than those that are Excluded Assets) will be validly assigned to U.S. Buyer (by operation of law or otherwise) or U.S. Buyer will be granted a sublicense of sufficient scope under such Contract to operate the Business following the Closing (assuming that the Business is conducted substantially as currently conducted).

                  (b) All of the Material Contracts are valid, binding and enforceable in accordance with their material terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors' rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity, at law or under otherwise applicable Law), with no existing or, to Sellers' Knowledge, threatened material Default or dispute. As of the Closing Date, each Seller Company will have fulfilled all of its obligations under each Material Contract to be performed prior to the Closing Date. To Sellers' Knowledge, all parties to the Material Contracts have complied in all material respects with the provisions thereof, no party is in Default thereunder and no notice of any claim of Default has been given to any Seller Company. No Seller has Knowledge that the products and services called for by any unfinished Material Contract cannot be supplied in accordance with the terms of such Material Contract, including time specifications. Except as set forth on Schedule 3.14 to the Sellers' Disclosure Letter, no Third Person Consent is required for the assignment of any Material Contract to U.S. Buyer.

         Section 3.15. Labor Matters.

                  (a) No Seller, with respect to the Assets and the Business, or Acquired Company (i) is a party to any labor agreement with respect to its employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice or (ii) to Sellers' Knowledge, since January 1, 1999, has experienced any attempt by organized labor or its representatives to make such Seller Company conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of such Seller Company. There is no labor strike or labor disturbance pending or to the Knowledge of any Seller, threatened against any Seller Company with respect to the Business. Since January 1, 1999, no Seller Company has experienced a work stoppage or other material labor difficulty; and without limiting the foregoing, each Seller, with respect to the Business, and Acquired Company, is in material compliance with the Immigration Reform and Control Act of 1986.

                  (b) Sellers have previously made available to the Buyer Parties the names and titles of all Business Employees and Business Consultants and their current salary or hourly wages and other compensation from each Seller Company, and all material written terms, conditions and other requirements related to the employment or retention of each such person, including any and all obligations of any Seller Company with respect to compensation, benefits, term of employment, compensation upon termination, geographical limitations on place of employment and employment policies of general or specific application. With respect to each Business Employee and Business Consultant of an Acquired Company, prior to the Closing Date, the employment or retention of each of such Persons has, since January 1, 1999, been in material compliance with all applicable Regulations, including all Regulations relating to wages and hours and the withholding and payment of employment Taxes.

         Section 3.16. Employee Benefit Plans.

                  (a) None of the Sellers nor any ERISA Affiliate of any of the Sellers currently sponsors, maintains, contributes to or is required to contribute to, or has at any time within the six years preceding the date of this Agreement sponsored, maintained, contributed to or been required to contribute to, or has or may have any Liabilities or obligations under, with respect to or arising from, a plan which is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, or which is a "multiemployer plan," within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

                  (b) None of the Acquired Companies currently sponsors, maintains, contributes to or is required to contribute to, or has at any time within the six years preceding the date of this Agreement sponsored, maintained, contributed to or been required to contribute to, or has or may have any Liabilities or obligations under, with respect to or arising from, any Employee Benefit Plan (other than the Canadian Employee Benefit Plans).

                  (c) Buyer and its ERISA Affiliates will have no liability or obligation under, with respect to or arising from any liabilities or obligations owed to any "M&A qualified beneficiary" within the meaning of Treasury Regulation Section 54.4980B-9 under the continuation coverage requirements for "group health plans," as defined in Section 607(1) of ERISA under Part 6 of Title I, Subtitle B of ERISA and Code Section 4980B.

                  (d) Schedule 3.16 to the Sellers' Disclosure Letter sets forth a list of each existing pension, group insurance, employee welfare, deferred compensation, profit sharing or similar plan for the benefit of the employees of each Acquired Company, each of which are duly registered where required by, and are in good standing under, all applicable legislation including, without limitation, the Income Tax Act (Canada), and all employer contributions thereunder to date have been made and the respective pension and other funds are fully funded in accordance with the rules thereof as determined by an independent and reputable firm of actuaries, as may have been determined in accordance with the most recent actuarial analysis conducted in accordance with the requirements applicable to the administration of such plans, if any, and no past service funding indebtedness exists thereunder.

         Section 3.17. Compliance With Environmental Laws.

                  (a) A "Seller Company" for purposes of this Section 3.17 includes (A) any Seller Company, (B) all Affiliates of any Seller Company, (C) all partnerships, joint ventures and other entities or organizations in which any Seller Company was at any time or is a partner, joint venturer, member or participant and (D) all predecessor or former corporations, partnerships, joint ventures, organizations, businesses or other entities, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by any Seller Company or to which any Seller Company has succeeded.

                  (b) No Seller Company has received any notice of alleged, actual or potential responsibility for, or is aware of any inquiry or investigation with respect to any Acquired Company, the Assets or the Business regarding, (i) any material Release of any Hazardous Substance at any location or (ii) any alleged material violation of or material non-compliance with the conditions of any Authorizations required under any Environmental Law or the provisions of any Environmental Law. No Seller Company has received any notice of any other material claim, demand or Action by any individual or entity alleging any actual or threatened injury or damage to any person, property, natural resource or the environment arising from or relating to any Release or threatened Release of any Hazardous Substances that would affect any Acquired Company, the Assets or the Business.

                  (c) There are no present material Environmental Conditions in any way relating to any Acquired Company, the Business or the Assets.

                  (d) Each Seller Company has, with respect to the Business and the Assets, given all material notices and warnings, made all material reports, and has kept and maintained all material records required by and in material compliance with all Environmental Laws.

         Section 3.18. Litigation. Except as set forth on Schedule 3.18 to the Sellers' Disclosure Letter, there are no material Actions pending or, to the Knowledge of Sellers, threatened against any Seller Company, related to or affecting the Business, the Assets or the Acquired Companies, or seeking to delay, limit or enjoin the transactions contemplated by this Agreement, at law, in equity or under otherwise applicable Law, including any involving a claim for indemnification pursuant to any statute, Organizational Document or contract relating to any other Action in any Court or before or by any Governmental Authority.

         Section 3.19. Proprietary Rights.

                  (a) Schedule 3.19 to the Sellers' Disclosure Letter lists all Proprietary Rights owned by a Seller Company and used in the Business that constitute: (i) unexpired U.S. and foreign patents and patent applications, including the patent number, title and date of issuance for each country in which such patent has been issued, or the application number, date of filing, and title for each country; (ii) current U.S. and foreign registered trademarks, tradenames or service marks, applications for the foregoing, including the application serial number or registration number, the nature of the goods or services, and the countries in which the names or mark is used (other than registered trademarks, tradenames, or service marks listed as Excluded Assets on
Schedule 3.19); (iii) current unregistered trademarks, tradenames or service marks that are material to the Business; and (iv) all U.S. registered copyrights, including the number and date of registration. True and correct copies of all the foregoing issued patents, pending patent applications, trademark registrations, trademark applications (including any intent to use applications and statements of use filed in connection with any such pending trademark applications) and copyright registrations shall be delivered to the Buyer Parties prior to the Closing, together with any U.S. patent file histories that are in the possession of the Seller Companies.

                  (b) As of the Closing Date, to the Knowledge of Seller, no Seller Company is infringing or diluting the Proprietary Rights of any third Person.

                  (c) Except as would not be likely to have a material adverse effect on the Business, each Seller Company owns or has a license or right to use in the United States and any foreign country in which the Seller Company conducts the Business as presently conducted all Proprietary Rights currently used and necessary to conduct the Business as presently conducted by such Seller Company. Subject to Sellers' express disclaimer of any and all warranties or representations, express or implied, regarding the validity of the issued patents and registered trademarks listed on Schedule 3.19 (other than the express representation and warranty set forth in the last sentence of this
Section 3.19(c)), at the Closing, Sellers will transfer to Buyer all of Sellers' legal title to the Proprietary Rights listed on Schedule 3.19 to the Sellers' Disclosure Letter. Except as indicated on Schedule 3.19 to the Sellers' Disclosure Letter, the patents listed on Schedule 3.19 to the Sellers' Disclosure Letter are not subject to any maintenance fees falling due within 90 days after the Closing Date and none of such patents or issued claims therein have been declared invalid by a Court or Governmental Authority and no legal proceeding is pending or, to Sellers' Knowledge, threatened challenging the validity of any such patent or any claims therein.

                  (d) Except as would not be likely to have a material adverse effect on the Business, to the Knowledge of Sellers, no third party is infringing the Proprietary Rights owned or exclusively licensed by the Seller Companies. Since January 1, 1999, no third Person has notified any Seller Company in writing that it is claiming any ownership of any Proprietary Right listed on Schedule 3.19 to the Sellers' Disclosure Letter.

         Section 3.20. Absence of Certain Changes or Events. Except as set forth on Schedule 3.20 to the Sellers' Disclosure Letter, since the Reference Date, there has not been any:

                  (a) Material Adverse Effect with respect to the Business;

                  (b) termination of any material customer account or group of accounts relating to the Assets or the Business;

                  (c) sale, assignment or transfer of (i) any of the Assets or
(ii) any of the assets of the Acquired Companies, other than a sale, assignment or transfer of (i) Inventory in the ordinary course of business consistent with past practice or (ii) other Assets and assets of the Acquired Companies in an amount not in excess of $100,000 in the aggregate in any three month period (excluding sales the proceeds from which are used exclusively to purchase similar assets).

                  (d) issuance of any note, bond or other debt security by any Acquired Company, or any creation, incurrence, assumption or guarantee of any indebtedness by any Acquired Company for borrowed money or capitalized lease obligations either involving more than $100,000 singly or $500,000 in the aggregate;

                  (e) declaration, set aside or payment of any dividend or distribution by any Acquired Company with respect to its Equity Securities of any Acquired Company;

                  (f) any redemption, purchase or other acquisition by any Acquired Company of its Equity Securities;

                  (g) disposition or lapsing of any Proprietary Rights, in whole or in part, the fair market value of which exceeds $50,000 in the aggregate;

                  (h) change in accounting methods or practices (including any change in research and development or other capitalization, depreciation or amortization policies or rates) of the Business;

                  (i) destruction, damage to, or loss (whether or not covered by insurance) of any material Assets or any material assets of the Acquired Companies that materially and adversely affects such assets;

                  (j) transactions related to the Assets or the Business engaged in by any Seller or transactions engaged in by any Acquired Company, in each case outside the ordinary course of business in an amount exceeding $200,000 in the aggregate;

                  (k) Taxes incurred by any Acquired Company or Taxes relating to the Assets or the Business incurred by any Seller outside the ordinary course of business and not associated with the transactions contemplated by this Agreement in an amount exceeding $50,000 in the aggregate;

                  (l) payment of Taxes by any Acquired Company other than Taxes paid on a timely basis and in a manner consistent with past custom and practice;

                  (m) change in compensation or other employment policy or practice applicable to any Business Employee or Business Consultant other than any change not exceeding $20,000 with respect to any individual;

                  (n) transfer of any Asset or any asset of the Acquired Companies to the Williams Odessa Property other then in the ordinary course of business; or

                  (o) agreement or commitment by any Seller Company or any of their Affiliates to do any of the things described in the preceding clauses (a) through (n) other than as expressly provided for herein.

         Section 3.21. No Other Agreements to Transfer or Sell the Assets. No Seller Company nor any officer, director, employee or Affiliate of any Seller Company has any written or oral commitment or legal obligation, absolute or contingent, to any other Person other than the Buyer Parties to sell, assign, transfer or effect a sale of any of the Assets or the assets of the Acquired Companies (other than sales, assignments or transfers of (i) Inventory in the ordinary course of business consistent with past practice or (ii) other Assets and assets of the Acquired Companies in an amount not to exceed $100,000 in the aggregate in any three month period (excluding sales the proceeds from which are used exclusively to purchase similar assets)).

         Section 3.22. Customers and Suppliers. Schedule 3.22 to the Sellers' Disclosure Letter sets forth a complete and accurate list of the names and addresses of (i) the ten customers who purchased from the Business the greatest dollar volume of products and services during ICO's last complete fiscal year and for the fiscal quarter which ended on the Reference Date, showing the approximate total sales in dollars to each such customer during such fiscal year and such fiscal quarter; and (ii) suppliers with aggregate sales to (a) Sellers relating to the Business or (b) the Acquired Companies, greater than $400,000 during the last fiscal year and $100,000 during the fiscal quarter which ended on the Reference Date, showing the approximate total purchases in dollars from each such supplier during such fiscal year and such fiscal quarter. Since the end of such last fiscal year or the fiscal quarter which ended on the Reference Date, as the case may be, no Seller Company has received any written communication from any supplier named on Schedule 3.22 to the Sellers' Disclosure Letter of any intention to return, terminate or materially reduce supplies to any Seller Company with respect to the Business, and no Seller Company has otherwise experienced a material adverse change in its business relationship with any supplier named on Schedule 3.22 to the Sellers' Disclosure Letter with respect to the Business or the

Assets (as measured by the dollar volume of products and services supplied), other than any change resulting from (i) changes in general economic, regulatory or political conditions in the nation or nations in which the Business and/or the Acquired Companies are located or (ii) changes that affect generally the oilfield service industry.

         Section 3.23. Product Liability. No Acquired Company has any Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold, leased, or delivered by any Seller Company.

         Section 3.24. Occupational Health Matters. No Acquired Company has any material Liability arising out of any occupational health matter. Asbestos (other than asbestos contained in machinery manufactured by third parties) is not used in the operations of the Business at any facility of the Seller Companies other than the Williams Odessa Property.

         Section 3.25. Notes and Accounts Receivable. The reserve for bad debts set forth on the face of the Reference Date Balance Sheet is in accordance with the past custom and practice of the Business and the Seller Companies, and to the Knowledge of Sellers is a reasonable and good faith estimate of the collectibility of the notes and accounts receivable of the Seller Companies that are included in the Assets and of the Acquired Companies.

                                  ARTICLE IV.
           REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER PARTIES

         Except as set forth in the Buyer Parties' Disclosure Letter, the Buyer Parties, jointly and severally, represent and warrant to Sellers as follows:

         Section 4.01. Organization. Each Buyer Party is a legal entity duly incorporated or formed, validly existing and in good standing (in those jurisdictions in which the concept of good standing is applicable) under the Laws of its jurisdiction of incorporation or formation. Schedule 4.01 to the Buyer Parties' Disclosure Letter sets forth a true and complete list of each Buyer Party, together with (a) a specification of the nature of the legal organization of each such Buyer Party, and (b) the jurisdiction of incorporation or other formation of each such Buyer Party.

         Section 4.02. Authorization of Agreement. Each Buyer Party has all requisite corporate or partnership power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Buyer Party of this Agreement and each of the Ancillary Agreements and the performance by such Buyer Party of its obligations hereunder and thereunder have been duly and validly authorized by all requisite corporate or partnership action on the part of such Buyer Party. This Agreement has been duly executed and delivered by each Buyer Party and (assuming due authorization, execution and delivery hereof by Sellers) constitutes the legal, valid and binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors' rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity, at law or under otherwise applicable Law).

         Section 4.03. Approvals and Consents. Except for applicable Legal Requirements, if any, noncompliance with which, individually or in the aggregate, would not be likely to prevent any Buyer Party from performing its obligations under this Agreement and each of the Ancillary Agreements in all material respects, no filing or registration with, no waiting period imposed by and no Authorization of any Governmental Authority is required under any Legal Requirement applicable to any Buyer Party to permit the Buyer Parties to execute, deliver or perform this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. No Third Person Consent is required to permit any Buyer Party to execute, deliver or perform this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby.

         Section 4.04. No Violation. Assuming effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by and receipt of all Authorizations of any Governmental Authority as set forth in Schedule 4.03 to the Buyer Parties' Disclosure Letter, and the receipt of all Third Person Consents set forth in Schedule 4.03 to the Buyer Parties' Disclosure Letter, neither the execution and delivery by any Buyer Party of this Agreement or any Ancillary Agreement nor the performance by any Buyer Party of its obligations hereunder or thereunder (a) violates or breaches the terms of or causes a default under (i) any material Legal Requirement applicable to any Buyer Party, (ii) the Organizational Documents of a Buyer Party or (iii) any material contract or agreement to which a Buyer Party or any Subsidiary of the Buyer Party is a party or by which Buyer or Parent, any of their respective Subsidiaries or any of their properties or assets is bound or
(b) will, with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (a) of this Section 4.04, except in any such case for any matters described in this
Section 4.04 that would not be likely to prevent any Buyer Party from performing its obligations under this Agreement or any Ancillary Agreement in all material respects.

         Section 4.05. No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer Parties or their Affiliates for which any Seller or its Affiliates may become liable.

         Section 4.06. Financing Commitments. At the Closing, the Buyer Parties will have sufficient funds to pay the Preliminary Purchase Price in the manner set forth in Section 2.05(c) and thereafter to pay any Purchase Price Adjustment Amount in the manner set forth in Section 2.07(d).

         Section 4.07. Investment in Subject Company Stock. Canadian Buyer is acquiring the Equity Securities of the Acquired Companies for its own account and not with a view to a distribution thereof, within the meaning of that term as used in the Securities Act.

                                   ARTICLE V.
                              COVENANTS OF SELLERS

         Section 5.01. Affirmative Covenants Regarding Operation of the Business. Each Seller hereby covenants and agrees that, prior to the Closing, unless otherwise contemplated by this Agreement or consented to in writing by Parent, it shall (and shall cause each Acquired Company to):

                  (a) operate the Business in the usual and ordinary course consistent with past practices;

                  (b) use commercially reasonable efforts to maintain its rights, privileges and immunities related to the Business, to retain the services of its key employees (subject to work force requirements) and to maintain its relationships with its customers and suppliers of the Business;

                  (c) use commercially reasonable efforts consistent with past practice to maintain and to keep its properties and assets used in the operation of the Business in as good repair and condition as at present, ordinary wear and tear excepted; and

                  (d) use commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained as provided in Schedule 3.12 to the Sellers' Disclosure Letter.

         Section 5.02. Negative Covenants Regarding the Operation of the Business. From the date hereof through the Closing, each Seller shall not (and shall not permit the Acquired Companies to), except as set forth on Schedule
5.02 to the Sellers' Disclosure Letter, as contemplated by this Agreement or as consented to by Parent in writing:

                  (a) enter into, extend, materially modify, terminate or renew any Material Contract, other than any extension or renewal for a period of one year or less in the ordinary course of business, and other than any Material Contract entered into in the ordinary course of business;

                  (b) sell, assign, transfer, license, convey, lease, mortgage, pledge or otherwise dispose of or burden with an Encumbrance (except for any Permitted Encumbrance or Encumbrances that will not encumber such Assets or such assets of the Acquired Companies from and after their transfer to the Buyer Parties pursuant to this Agreement) any of the Assets or any assets of the Acquired Companies, or any interests therein, except for the sale of (i) Inventory in the ordinary course of business consistent with past practice or
(ii) other Assets and assets of the Acquired Companies in an amount not to exceed $100,000 in the aggregate in any three month period (excluding sales the proceeds from which are used exclusively to purchase similar assets);

                  (c) incur any Liability which will be an Assumed Liability except in the ordinary course of business, consistent with past practices; provided, that if any such Liability is in excess of $100,000, such Seller Company shall have obtained Parent's prior consent;

                  (d) make any change in the key management structure of the Business, including the hiring of additional officers or the termination of existing officers (other than for cause) (in the case of this Section 5.02(d), consent of Parent shall not be unreasonably withheld);

                  (e) to the extent applicable to the Assets, the Business, the Acquired Companies or the assets of the Acquired Companies, make or change any election with respect to Taxes, adopt or change any material accounting method in respect of Taxes, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settle or compromise any claim, notice, audit report or assessment in respect of Taxes (in the case of such settlement or compromise, consent of Parent shall not be unreasonably withheld), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (in the case of such consent to an extension or waiver, consent of Parent shall not be unreasonably withheld);

                  (f) fail to pay accounts payable of (i) such Seller relating to the Assets or the Business or (ii) the Acquired Companies, or pay or discharge when due any Liability of the Acquired Companies, in the ordinary course of business;

                  (g) enter into, modify or revise any agreement or transaction with any Affiliate relating to the Acquired Companies, any Assets or the Business;

                  (h) fail to comply in any material respect with any Regulation, Law or Order applicable to the Acquired Companies, the Assets or the Business;

                  (i) adopt any amendments to its Organizational Documents that would have an adverse effect on any Acquired Company, the Assets or the Business;

                  (j) declare or pay any dividend on, or make any other distribution in respect of, outstanding Equity Securities of any Acquired Company, except for dividends or distributions by a Subsidiary of the Acquired Subsidiary to any other Acquired Company;

                  (k) (i) redeem, purchase or acquire, or offer to purchase or acquire, any outstanding Equity Securities of any Acquired Company, other than any such acquisition by the Acquired Subsidiary or any of its wholly owned Subsidiaries directly from any wholly owned Subsidiary of the Acquired Subsidiary or (ii) effect any reorganization or recapitalization of, or split, combine or reclassify any of the capital stock of, or other Equity Securities of, any Acquired Company;

                  (l) offer, sell, issue or grant, or authorize the offering, sale, issuance or grant, of any Equity Securities of any Acquired Company to any Person other than another Acquired Company;

                  (m) permit any Acquired Company to:

                       (i) acquire any assets or properties other than in the ordinary course of business consistent with past practice;

                       (ii) guarantee or become a co-maker or accommodation maker or otherwise become or remain contingently liable in connection with any liability or obligation of any Person other than an Acquired Company;

                       (iii) loan, advance funds or make an investment in or capital contribution to any Person other than an Acquired Company;

                       (iv) make any change in any of its methods of accounting in effect at September 30, 2001, except as may be required to comply with GAAP;

                       (v) incur any obligations for borrowed money that are material, whether or not evidenced by a note, bond, debenture or similar instrument, except (i) purchase money indebtedness incurred in the ordinary course of business consistent with past practice, (ii) drawings under credit lines existing at the date of this Agreement, (iii) borrowings evidenced by obligations having a term of up to five years issued in the ordinary course of business consistent with past practice, (iv) Intercompany Indebtedness incurred in the ordinary course of business consistent with past practice, and (v) letters of credit, performance bonds or bid bonds issued in the ordinary course of business consistent with past practice;

                  (n) transfer any Assets or any assets of the Acquired Companies to the Williams Odessa Property other than in the ordinary course of business; or

                  (o) agree in writing or otherwise become obligated to do any of the foregoing.

         Section 5.03. Access to Information.

                  (a) Subject to Section 5.03(b) below, Sellers covenant and agree that, from the date of this Agreement until the Closing, (x) subject to any limitations on disclosures to which ICO and Parent agreed in the Confidentiality Agreement, (y) subject to any nondisclosure obligations to third Persons and (z) subject to any restrictions imposed by applicable Legal Requirements, from the date of this Agreement until the Closing, Sellers shall use reasonable efforts (and shall cause the Acquired Companies to use reasonable efforts) (i) to afford to the Buyer Parties and their Representatives access, at reasonable times upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of such Seller Companies and to their Books and Records and (ii) to furnish promptly to the Buyer Parties and their Representatives such information concerning the properties, contracts, records and personnel (including financial, operating and other data and information) related to the Business as may be reasonably requested, from time to time, by or on behalf of the Buyer Parties; provided that the Buyer Parties and their Representatives (x) comply with the provisions of the Confidentiality Agreement, (y) comply with all applicable safety and other rules of conduct of the facility and (z) do not unreasonably interfere with the operation of the facility or the personnel involved.

                  (b) ICO and Parent may as each deems reasonably advisable and necessary designate any competitively sensitive information provided to the other pursuant to this Section 5.03 as "outside consultant only" and such information shall be provided only to the outside consultant of the recipient who shall execute a confidentiality agreement in a form satisfactory to

ICO which shall restrict the disclosure of such information including to the Buyer Parties and their Affiliates.

                  (c) All nonpublic information provided to the Buyer Parties and their Representatives pursuant to Section 5.03 and all information made available to the Buyer Parties in any data room (including the internet data room) pertaining to the Seller Companies shall be deemed to be Confidential Information.

         Section 5.04. Related Party Contracts. Schedule 5.04 to the Sellers' Disclosure Letter contains a list of all Related Party Contracts to which an Acquired Company is a party. Prior to the Closing, Sellers shall cause the parties to such Related Party Contracts to terminate such Contracts as of the Closing.

         Section 5.05. Covenants Not to Compete.

                  (a) In consideration of the Buyer Parties entering into this Agreement and in order that the Buyer Parties may enjoy the full benefits of the Business, Sellers covenant and agree that, for five (5) years after the Closing Date, Sellers shall not, and shall not permit any of their Subsidiaries, to, except as provided in Section 5.05(b), directly or indirectly, whether as principal, agent, partner, officer, director, stockholder, employee, consultant or otherwise (except as provided below), whether alone or in association with any other Person, own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business which designs, produces, manufactures, markets, distributes or sells products or services that are identical or substantially similar to products or services designed, produced, manufactured, marketed, distributed or sold, as the case may be, or proposed as of the Closing Date to be designed, produced, manufactured, marketed, distributed or sold by the Buyer Parties or any of their Affiliates in the operation of the Business in the United States and throughout the world (the "Restricted Territory"). Each Seller acknowledges that (x) the businesses of the Buyer Parties, the Acquired Companies and their Affiliates are international in scope, (y) their products and services are marketed throughout the Restricted Territory, and (z) the Buyer Parties, the Acquired Companies and their Affiliates compete with other businesses that are or could be located in any part of the Restricted Territory. The parties hereto agree that the duration and geographic scope of the non-competition provisions set forth in this Section
5.05 are reasonable. In the event that any Court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this
Section 5.05 shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. Sellers and the Buyer Parties agree that the foregoing covenant is intended to prohibit Sellers and their Subsidiaries from engaging in such activities, as the case may be, as owner, creditor (except as a trade creditor in the ordinary course of business), partner, stockholder or lender (except as a holder of equity or debt securities in a corporation a class of whose securities is publicly traded on any stock exchange or recognized over-the-counter market, and then only to the extent of owning not more than five percent of the issued and outstanding debt or equity securities of such corporation), contractor or agent for any Person.

                  (b) Notwithstanding anything to the contrary in Section 5.05(a), Sellers and their Subsidiaries shall be permitted (i) to continue the Permian Business and to retain and operate any Excluded Assets in connection therewith, including all aspects of design, production, manufacture, marketing, distribution and sale of products and services constituting part of the Permian Business, (ii) to maintain, improve, modify or expand such assets in any manner; provided, however, that the permitted operation of the Permian Business hereunder shall not extend to the establishment or operation by Sellers or their Subsidiaries of any facility on any property other than the Williams Odessa Property, and (iii) to sell, assign or otherwise dispose of all or any part of the Permian Business and/or such Excluded Assets to any one or more Persons, each of which Persons, upon the acquisition of such Permian Business or such assets as the case may be, shall not be bound by any of the limitations set forth in this Section 5.05 with respect thereto.

                  (c) Sellers further covenant and agree that for a period of five years after the Closing Date, no Seller nor any of their Subsidiaries shall, either directly or indirectly, on its own behalf or in the service or on behalf of others, (A) solicit, hire or attempt to solicit or hire any employee of the Buyer Parties, any Acquired Company or any of their Affiliates (including any Business Employee) or (B) induce any customer, supplier, vendor, licensee or business relation of any Buyer Party or any Acquired Company to cease its relationship with such Buyer Party or such Acquired Company; provided, however, that no Seller nor any of their Subsidiaries shall be precluded from hiring any employee who (i) initiates discussions regarding employment with any Seller or any of Sellers' Subsidiaries without any direct or indirect solicitation or encouragement by any Seller or any of Sellers' Subsidiaries, (ii) responds to any advertisement to the general public placed by any Seller, or (iii) has been terminated, or has been notified that he or she will be terminated, by a Buyer Party or an Acquired Company prior to the commencement of employment discussions between any Seller or any of their Subsidiaries and such employee.

                  (d) Each Seller acknowledges and agrees that the remedy at law for any breach, or threatened breach, of any of the provisions of this Section
5.05 will be inadequate and, accordingly, each Seller covenants and agrees that the Buyer Parties shall, in addition to any other rights and remedies which they may have, be entitled to equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of such covenant, as may be available from any Court of competent jurisdiction. Such right to obtain equitable relief may be exercised, at the option of the Buyer Parties, concurrently with, prior to, after, or in lieu of, the exercise of any other rights or remedies which the Buyer Parties may have as a result of any such breach or threatened breach.

                  (e) In the event that the provisions of this Section 5.05 shall be determined by a Court of competent jurisdiction to be unenforceable under applicable Law as to that jurisdiction (the parties agreeing that such decision shall not be binding, res judicata or collateral estoppel in any other jurisdiction) for any reason whatsoever, then any such provision or provisions shall not be deemed void, but the parties hereto agree that said limits may be modified by the Court and that said covenant contained in this Section 5.05 shall be amended in accordance with said modifications, it being specifically agreed by Sellers and the Buyer Parties that it is their continuing desire that this covenant be enforced to the full extent of its terms and conditions or if a Court finds the scope of the covenant unenforceable, the Court should redefine the covenant so as to comply with applicable Law.

         Section 5.06. Insurance. In the event that (A) a Bankruptcy Event occurs or (B) the Recoverable Losses of the Buyer Indemnified Parties exceed the Maximum Indemnity Amount, then to the extent that (i) there are third party insurance policies maintained by any Seller Company or any of their Affiliates ("Sellers' Insurance Policies") covering any loss, liability, claim, damage, expense or other risk relating to the Assets or the assets, businesses, operations, conduct, products and employees (including former employees) of any of the Business assumed by U.S. Buyer hereunder (all such losses, liabilities, claims, damages, expenses or risks, regardless of the availability of insurance coverage, are herein referred to collectively as the "Insured Liabilities") and relating to or arising out of occurrences prior to the Closing, and (ii) the Sellers' Insurance Policies continue to permit claims after the Closing ("Claims") to be made with respect to such Liabilities relating to or arising out of occurrences prior to the Closing, Sellers agree to cooperate and cause their Affiliates to cooperate with the Buyer Parties in submitting, and to submit and cause its Affiliates to submit, Claims on behalf of the Buyer Parties or the Business under the Sellers' Insurance Policies with respect to such Insured Liabilities relating to or arising out of occurrences prior to the Closing, provided that the Buyer Parties shall bear the burden of all deductibles related to any such Claims.

         Section 5.07. Retention Bonuses. ICO shall, on the Closing Date, honor and satisfy, or cause to be honored or satisfied, all obligations to pay retention, divestiture and other bonuses required to be paid in respect of the consummation of the transactions contemplated by this Agreement pursuant to all Retention Bonus Agreements.

         Section 5.08. No Solicitation.

                  (a) ICO agrees it shall not, and it shall cause its Affiliates and Subsidiaries and its and their Representatives not to, directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any offer or proposal to sell or otherwise dispose of all or any portion of the Assets or the assets of the Acquired Companies (other than sales otherwise permitted by this Agreement) or, directly or indirectly, the Business (an "Acquisition Proposal"), (ii) except as expressly permitted in this Section 5.08, participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) except as expressly permitted in this Section 5.08, engage in discussions with any person with respect to any Acquisition Proposal, (iv) approve any Acquisition Proposal (except in connection with a termination of this Agreement pursuant to Section 11.02(e)), or (v) enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any Acquisition Proposal or a transaction contemplated thereby (except in connection with a termination of this Agreement pursuant to Section 11.02(e)). ICO shall immediately terminate, and shall cause its Affiliates and Subsidiaries and its and their Representatives to immediately terminate, all discussions or negotiations, if any, with any third party with respect to, or any that could reasonably be expected to lead to or contemplate the possibility of, an Acquisition Proposal. ICO shall immediately demand that each person which has heretofore executed a confidentiality agreement with ICO or any of its Affiliates or Subsidiaries or any of its or their Representatives with respect to such person's consideration of a possible Acquisition Proposal to immediately return or destroy (which destruction shall be certified in writing by such person to ICO) all nonpublic information furnished by ICO or any of its Affiliates or Subsidiaries or any of its or their Representatives on or after January 1, 2002, to such person or any of its Affiliates or Subsidiaries or any of its or their Representatives.

                  (b) (i) As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes could lead to an Acquisition Proposal, ICO shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. After receipt of the Acquisition Proposal, request or inquiry, ICO shall continue to provide Parent as promptly as practicable oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide to Parent a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

                      (ii) ICO shall provide Parent with five Business Days prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of ICO) of any meeting of the Board of Directors of ICO at which such Board of Directors is reasonably expected to consider any Acquisition Proposal.

                  (c) If ICO receives an unsolicited, bona fide written Acquisition Proposal from a third party that the Board of Directors of ICO has in good faith concluded (following the receipt of the advice of its outside legal counsel and its financial advisor) is a Superior Proposal, ICO shall promptly provide to Parent written notice that shall state expressly (A) that it has received a Superior Proposal and (B) the identity of the party making such Superior Proposal and the material terms and conditions of the Superior Proposal (the "Superior Proposal Notice") and may then take the following actions:

                  (i) furnish nonpublic information to the third party making such Superior Proposal, provided, that (A) concurrently with furnishing any such nonpublic information to such party, ICO gives Parent written notice of its intention to furnish nonpublic information, (B) prior to so furnishing, ICO receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf and customary standstill provisions, and (C) contemporaneously with furnishing any such nonpublic information to such third party, ICO furnishes a detailed index of such nonpublic information to Parent and copies of such nonpublic information (to the extent such nonpublic information has not been previously so furnished); and

                  (ii) engage in negotiations with the third party with respect to the Superior Proposal, provided, that concurrently with entering into negotiations with such third party, it gives Parent written notice of its intention to enter into negotiations with such third party.

                  (d) For a period of not less than five Business Days after Parent's receipt from ICO of a Superior Proposal Notice, ICO shall, if requested by Parent, negotiate in good faith with Parent to revise this Agreement so that the Acquisition Proposal that constituted a Superior Proposal no longer constitutes a Superior Proposal.

         Section 5.09. Financial Statements. In the event that Parent concludes that it is necessary or advisable to prepare financial statements regarding the Business for any periods prior to the Closing, Sellers agree to cooperate with Parent, to provide it with reasonable access to appropriate financial records and personnel (including with respect to any filing required under the Securities and Exchange Act of 1934, as amended, in connection with the consummation of the transactions contemplated hereby) in a timely manner that is not disruptive to ordinary business activities and direct its independent accountants to assist Parent; provided that any fees and expenses of such outside independent accountants shall be paid by Parent.

         Section 5.10. Seller Reorganization. The Buyer Parties acknowledge that on or prior to the Closing Date the Seller Companies may elect to convert ICO WW into a Texas limited partnership (the "Seller Reorganization"). In the event that the Seller Reorganization is consummated, the parties hereto agree that (i) the term "Sellers" as used in this Agreement shall include the newly formed Texas limited partnership resulting from the Seller Reorganization ("New ICO LP"); (ii) any references to ICO WW included in the Sellers' Disclosure Letter (other than Schedule 3.01) shall be read as references to New ICO LP, as applicable, and (iii) prior to the Closing Date, the Seller Companies shall update Schedule 3.01 to include the appropriate disclosure relating to New ICO LP.

                                  ARTICLE VI.
                         COVENANTS OF THE BUYER PARTIES

         Section 6.01. Corporate Name. The Buyer Parties shall not acquire, nor shall the Acquired Companies retain, any rights to the name "ICO" (or any variation thereof) or any trademarks, trade names or symbols related thereto (other than those trademarks listed on Schedule 3.19 to the Sellers' Disclosure Letter). As soon as reasonably practicable after the Closing (and in any event, not later than the 120th day thereafter), the Buyer Parties will cause the Acquired Companies to amend their Organizational Documents to the extent necessary to remove the "ICO" name (and any variations thereof) from the name of such Persons, and the Buyer Parties will, and will cause the Acquired Companies to remove all trademarks, trade names and symbols related to the names "ICO" from the Assets (including all signs) and the properties and assets (including all signs) of the Acquired Companies, and otherwise to cease all use of or right to use the term "ICO" and any marks or names which include such terms, or any other terms which are confusingly similar thereto.

         Section 6.02. Guarantees. The Buyer Parties acknowledge the list of Guarantees set forth on Schedule 6.02 to the Sellers' Disclosure Letter and agree, (i) in the case of any such

Guarantee that is a letter of credit, to substitute for the existing letter of credit a letter of credit issued by a financial institution selected by Parent and acceptable to the beneficiary of the existing letter of credit, and (ii) in the case of any such Guarantee that is not a letter of credit, to use its commercially reasonable efforts prior to the Closing to cooperate with Sellers to terminate such Guarantee (including offering to substitute a guarantee of U.S. Buyer or one of its Subsidiaries for such Guarantee) and procure from the existing obligee the release of such Seller that is a party to such Guarantee from any and all Liability from and under such Guarantee, which release shall be acceptable to the existing obligee and shall take effect at the Closing. To the extent that Sellers are not able to terminate any such Guarantee (other than a letter of credit) and obtain any such release prior to the Closing in accordance with clause (ii) of the preceding sentence, the Buyer Parties agree (a) to continue to use their commercially reasonable efforts thereafter to effect such a termination and release and (b) to defend, indemnify and hold harmless, from and after the Closing, the Seller Companies of, from and against any Losses that the Seller Companies may incur or suffer as a result of being required to perform any obligations under, or to defend against any claim made or threatened to be made in connection with any such Guarantees. This indemnification shall be in addition to the indemnification provided pursuant to Article X, and shall not be subject to the thresholds, deductibles or other limitations on amount set forth in Section 10.02(c).

         Section 6.03. Employee Matters.

                  (a) Parent shall, or shall cause another Buyer Party to, offer to all Business Employees (other than those Business Employees who are not employed by a Seller Company immediately prior to Closing) employment with a starting date effective as of the Closing; provided, however, that the Buyer Parties may withdraw an employment offer to any Business Employee prior to such Business Employee beginning work on the job if (i) such Business Employee does not, within ten days of a request made by a Buyer Party prior to Closing, submit to a medical exam (such medical exam to be performed at Parent's cost) (a "Post-Offer Medical Exam") or (ii) a Post-Offer Medical Exam reveals (x) that the Business Employee cannot perform the essential functions of such Business Employee's current job with or without a reasonable accommodation or (y) that the Business Employee would pose a direct and substantial threat to the health and safety of such Business Employee or other employees of the Buyer Parties if such Business Employee continued to perform his or her current job responsibilities; provided, further, that if such Business Employee is currently on a workers' compensation leave and his/her condition is not permanent and stationary, such offer may not be withdrawn. The Buyer Parties shall comply with the Americans with Disabilities Act and all other applicable Legal Requirements in connection with any withdrawal by any Buyer Party of an employment offer to a Business Employee pursuant to this Section 6.03(a). ICO shall be responsible for all Liabilities and obligations owed to Business Employees under any contract, agreement, employee benefit plan, stock option plan, bonus plan, incentive plan or similar arrangement of any Seller Company; provided, however, that the Buyer Parties shall be responsible for all severance payments to Business Employees (other than Business Employees who are not employed by a Seller Company immediately prior to the Closing) (i) who are not offered employment with the Buyer Parties in accordance with the first sentence of this Section 6.03(a) or
(ii) whose employment offer from the Buyer Parties is withdrawn for reasons other than (A) such Business Employee not submitting to a Post-Offer Medical Exam or (B) a Post-Offer Medical Exam revealing that such Business Employee has silicosis, asbestosis or another respiratory-related affliction or is not capable of wearing a respirator if required in connection with his or her normal work duties.

                  (b) Nothing contained in this Agreement shall confer upon any Business Employee any right with respect to continued employment with the Buyer Parties or any of their Affiliates, nor shall anything herein interfere with the right of the Buyer Parties or any of their Affiliates to terminate the employment of any of the Business Employees at any time, with or without cause, or restrict the Buyer Parties or any of their Affiliates in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment of the Business Employees.

                  (c) For a period of not less than one year after the Closing Date, Parent shall, or shall cause another Buyer Party to, maintain employee benefit plans and arrangements for the Business Employees that become employees of the Buyer Parties that are comparable in the aggregate to the employee benefit plans and arrangements provided to similarly situated employees of the Buyer Parties. For purposes of eligibility, participation and vesting under employee benefit plans provided to Business Employees by a Buyer Party, service as an employee of a Seller Company shall be deemed to be service as an employee of such Buyer Party.

                  (d) Schedule 6.03(d) to the Sellers' Disclosure Letter sets forth a list of all employees of the Seller Companies who work in the Permian Business.

         Section 6.04. Financial Statements. In the event that ICO concludes that it is necessary or advisable to prepare financial statements regarding the Business for any periods on or after the Closing, each Buyer Party agrees to cooperate, and to cause the Acquired Companies to cooperate, with ICO, to provide it with reasonable access to appropriate financial records and personnel (including with respect to any filing required under the Securities and Exchange Act of 1934, as amended, in connection with the consummation of the transactions contemplated hereby) in a timely manner that is not disruptive to ordinary business activities and direct its independent accountants to assist ICO; provided that any fees and expenses of such outside independent accountants shall be paid by ICO.

         Section 6.05. License of Certain Patents. From and after the Closing, the Buyer Parties hereby grant to Sellers an irrevocable, perpetual, royalty-free, transferable, non-exclusive right and license to make, use, sell, and offer for sale goods and services under the following U.S. Patents listed on
Schedule 3.19 to the Sellers' Disclosure Letter: U.S. Patent No. 6,036,235, entitled "Two Piece Reusable Coupling for Fiberglass Resin Lined Metal Tubing Sections Having a Cement Mortar Backing" and U.S. Patent No. 6,247,499, entitled "Pipe Wrap Corrosion Protection System."

                                  ARTICLE VII.
                                MUTUAL COVENANTS

         Section 7.01. Appropriate Action; Consents; Filings. The covenants in this Section 7.01 shall apply to the parties hereto from and after the date of this Agreement until the Closing:

                  (a) Sellers and the Buyer Parties shall each use commercially reasonable efforts to take, or to cause to be taken, all actions and to do, or to cause to be done, all things, including the making of all necessary filings and thereafter any other required submissions, that are necessary, proper or advisable under applicable Legal Requirements or otherwise are reasonably required to obtain, in the case of Sellers, the Authorizations set forth in
Schedule 3.05 to the Sellers' Disclosure Letter and, in the case of the Buyer Parties, the Authorizations set forth in Schedule 4.03 to the Buyer Parties' Disclosure Letter. Sellers and the Buyer Parties shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party's outside antitrust counsel prior to filing and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith. Sellers and the Buyer Parties shall furnish or cause to be furnished all information required for any application or other filing to be made in connection with obtaining any such Authorizations. In particular, each of the Buyer Parties and Sellers agrees to use commercially reasonable efforts to (i) make their initial HSR Act filings in respect of this transaction on or prior to the 21st day after the date hereof and (ii) to comply as expeditiously as possible with all lawful requests of Governmental Authorities for additional information and documents pursuant to the HSR Act. Each of the parties further agrees that, except with the prior consent of ICO, in the case of the Buyer Parties, or Parent, in the case of Sellers, it will not
(A) extend any waiting period under the HSR Act or (B) enter into any voluntary agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement.

                  (b) Sellers and the Buyer Parties shall each timely give, and shall cause their respective Subsidiaries, as applicable, to give, any notices to third Persons and shall use, and cause their respective Subsidiaries, as applicable, to use, commercially reasonable efforts to obtain, in the case of Sellers, (x) the Third Person Consents set forth in Schedule 3.05 to the Sellers' Disclosure Letter and (y) if so requested in writing by Parent, any additional Third Party Consents set forth in Schedule 3.14 to the Sellers' Disclosure Letter, and, in the case of the Buyer Parties, the Third Person Consents set forth in Schedule 4.03 to the Buyer Parties' Disclosure Letter.

                  (c) Sellers and the Buyer Parties shall each give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated hereby, (iii) any Actions commenced or threatened in writing against, relating to or involving or otherwise affecting the Seller Companies or the Buyer Parties, that relate to the consummation of the transactions contemplated hereby and (iv) the occurrence or nonoccurrence of any event that would be likely to cause any of the Closing Conditions of the other party not to be satisfied or of any other change that is reasonably likely to cause a breach of the covenants of such party under this Agreement or to delay or impede the ability of either party to consummate the transactions contemplated by this Agreement or to fulfill their respective obligations set forth herein. No delivery of any notice pursuant to clause (iv) of this Section 7.01(c) shall cure any breach of any representation or warranty of the party giving such notice contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

                  (d) Sellers and the Buyer Parties each agree to cooperate and use commercially reasonable efforts to eliminate the antitrust concern(s) of any Governmental Authority or Court. If there is no commercially reasonable solution to an administrative or judicial challenge to the consummation of the transactions, unless Sellers and Buyers both agree otherwise, the Sellers and Buyer Parties will contest any judicial action to block the consummation of the transactions and attempt to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) of any Court or Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement.

                  (e) Sellers and the Buyer Parties each agree that the terms and provisions of the Confidentiality Agreement are hereby incorporated herein by reference and that such terms and provisions shall continue in full force and effect until the Closing, except as otherwise provided in Section 11.02(d).

         Section 7.02. Public Announcements. Sellers and the Buyer Parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation with and approval from the other. Neither Sellers nor the Buyer Parties shall permit any of their respective Subsidiaries to make any press release or public statement with respect to the transactions contemplated hereby. Notwithstanding the foregoing, this Section 7.02 shall not preclude the Buyer Parties or Sellers from issuing press releases or making other public statements, including filings with or applications to Governmental Authorities, that such party in good faith reasonably believes to be required under applicable Legal Requirements, in which case such party shall consult with the other prior to issuing such press release or making such statement.

         Section 7.03. Taxes.

                  (a) Taxes of the Acquired Companies.

                      (i) Tax Periods Ending on or Before the Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Acquired Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Parent shall permit a representative of ICO to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the representative of ICO.

                      (ii) Tax Periods Beginning Before and Ending After the Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Acquired Companies for Tax periods which begin before the Closing Date and end after the Closing Date. Parent shall permit a representative of ICO to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the representative of ICO.

                  (b) Taxes of Sellers Relating to the Business.

                      (i) Pre-Closing Non-Income Taxes. Except as otherwise provided in the last sentence of this Section 7.03(b)(i), ICO shall prepare or cause to be prepared all Tax Returns for Pre-Closing Non-Income Taxes of Sellers relating to the Assets or the Business. Tax Returns filed pursuant to this
Section 7.03(b)(i) shall be consistent with prior Tax Returns of the Seller Companies. ICO shall timely pay or cause to be paid to the appropriate Governmental Authorities all Pre-Closing Non-Income Taxes. If requested by Sellers at least thirty (30) days in advance of the due date of a Tax Return described in this Section 7.03(b)(i), Buyer shall prepare or cause to be prepared such Tax Return in a manner consistent with prior Tax Returns relating to the Assets or the Business; provided, however, that ICO shall remain responsible in all events for filing or causing to be filed all Tax Returns described in this Section 7.03(b)(i) and for timely paying or causing to be paid to the appropriate Governmental Authorities all Pre-Closing Non-Income Taxes.

                      (ii) Straddle Period Non-Income Taxes. Parent or U.S. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Straddle Period Non-Income Taxes relating to the Assets or the Business. Parent or U.S. Buyer shall permit the a representative of ICO to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the representative of ICO. Parent or U.S. Buyer shall timely pay or cause to be paid to the appropriate Governmental Authorities all Straddle Period Non-Income Taxes.

                  (c) Cooperation on Tax Matters. The Buyer Parties and the Acquired Subsidiary, on one hand, and Sellers, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns relating to the Business and in connection with the conduct of any audit, litigation or other proceeding with respect to Taxes; provided, however, that such requested cooperation shall not unreasonably interfere with the normal operations of the party from whom such cooperation is requested. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer Parties, the Acquired Companies and Sellers agree (A) to retain all Books and Records with respect to Tax matters pertinent to the Business relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or ICO, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Taxing authority, and (B) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such Books and Records and, if the other party so requests, the Buyer Parties and the Acquired Subsidiary, on one hand, and Sellers, on the other hand, as the case may be, shall allow the other party to take possession of such Books and Records.

                  (d) Transfer Taxes. The Buyer Parties shall be liable for all transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, "Transfer Taxes"). Sellers and the Buyer Parties will cooperate in the preparation, execution and filing of all necessary Tax Returns and other documentation with respect to all such Transfer

Taxes, including, if required by applicable law, joining in the execution of any such Tax Returns and other documentation.

                  (e) FIRPTA Certificate. Each Seller shall deliver to Parent at or prior to the Closing, a certificate, duly executed and acknowledged, in form and substance satisfactory to Parent, certifying the facts that would exempt the transactions contemplated hereby from withholding pursuant to the provisions of the Foreign Investment in Real Property Tax Act.

                  (f) Notices. Each Seller shall promptly notify the Buyer Parties in writing upon receipt by such Seller of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income property or operations of such Seller that reasonably may be expected to relate to the Assets, the Business, the Acquired Companies or the assets of the Acquired Companies.

                  (g) Characterization of Payments. Any payments made to any Buyer Indemnified Party pursuant to Section 10.02 shall constitute an adjustment of the consideration paid for the Assets for Tax purposes and shall be treated as such by U.S. Buyer, Canadian Buyer and Sellers on their Tax Returns to the extent permitted by law.

                  (h) Tax Clearance Certificate. Sellers shall use their respective reasonable best efforts to provide to the Buyer Parties at Closing a clearance certificate or similar document(s) which may be required by any state taxing authority or by the Canadian Customs and Revenue Agency to relieve the Buyer Parties of any obligation to withhold any portion of the payments to Sellers pursuant to this Agreement.

                  (i) Section 338(g) Election. With respect to the purchase of the Acquired Securities, Canadian Buyer may, in its sole discretion, make the election provided for by Section 338(g) of the Code and the Treasury Regulations promulgated thereunder and any comparable election under state, local or foreign tax law (the "Section 338 Election"). With respect to the Section 338 Election, if Canadian Buyer opts to make the Section 338 Election, the Buyer Parties and Sellers shall take no action inconsistent with the Section 338 Election or the allocation of the portion of the Purchase Price allocable to the Acquired Securities (pursuant to the Allocation) for the purpose of all Tax Returns filed by them, and shall not voluntarily take any action inconsistent therewith unless required by law.

         Section 7.04. Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred by Sellers in connection with this Agreement and the transactions contemplated hereby shall be paid by Sellers, and all costs and expenses incurred by the Buyer Parties in connection with this Agreement and the transactions contemplated hereby shall be paid by the Buyer Parties. The Buyer Parties shall bear the cost of any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         Section 7.05. Post-Closing Matters.

                  (a) From and after the Closing, each party hereto agrees to execute such further instruments or documents as any other party may from time to time reasonably request in order to confirm or carry out the transactions contemplated by this Agreement; provided, however, that no such instrument or document shall increase a party's liability beyond that contemplated hereby.

                  (b) Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, employee matter, audit, investigation or dispute or any other investigation or litigation or for any other appropriate administrative purpose. The party requesting any such books and records, information or employees shall bear all of the out-of-pocket costs and expenses (including attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books and records, information or employees and shall maintain the confidentiality of all such information.

                  (c) If either Sellers or the Buyer Parties shall fail to obtain prior to the Closing any Third Person Consent set forth, in the case of Sellers, in Schedule 3.05 to the Sellers' Disclosure Letter or, in the case of the Buyer Parties, Schedule 4.03 to the Buyer Parties' Disclosure Letter, such party shall thereafter use all reasonable efforts, and shall take any such actions reasonably requested by the other party, to limit the adverse effect upon the Seller Companies, the Buyer Parties, their respective Subsidiaries, the Assets, the assets of the Acquired Companies and the Business, or that would be likely to result after the Closing, from the failure to obtain such consent.

         Section 7.06. Collection of Accounts Receivable and Letters of Credit. At the Closing, U.S. Buyer will acquire hereunder, and thereafter U.S. Buyer or its designees shall have the right and authority to collect for the accounts of U.S. Buyer or its designees, all receivables, letters of credit and other items which constitute a part of the Assets, and Sellers shall within five days after receipt of any payment in respect of any of the foregoing, properly endorse and deliver to U.S. Buyer any letters of credit, documents, cash or checks received on account of or otherwise relating to any such receivables, letters of credit or other items. Sellers shall promptly transfer or deliver to U.S. Buyer or its designee any cash or other property that Sellers or any of their Affiliates may receive in respect of any deposit, prepaid expense, claim, contract, license, lease, commitment, sales order, purchase order, letter of credit or receivable of any character, or any other item, constituting a part of the Assets. The Buyer Parties shall promptly transfer or deliver to ICO to or its designee any cash or other property that the Buyer Parties or any of their Affiliates may receive in respect of any deposit, prepaid expense, claim, contract, license, lease, commitment, sales order, purchase order, letter of credit or receivable of any character, or any other item, constituting a part of the Excluded Assets.

         Section 7.07. General.

                  (a) From the date hereof to the Closing, Sellers agrees that they shall not (and shall not permit the Acquired Companies to) take any action
(i) which would intentionally cause any of their representations or warranties in this Agreement, any Ancillary Agreement or the exhibits and schedules hereto or thereto to be or become untrue in any material respect or (ii) that is intended to result in any of the conditions set forth in Article VIII not being satisfied.

                  (b) From the date hereof to the Closing, Buyer Parties agrees that they shall not take any action (i) which would intentionally cause any of their representations or warranties in this Agreement, any Ancillary Agreement or the exhibits and schedules hereto or thereto to be or become untrue in any material respect or (ii) that is intended to result in any of the conditions set forth in Article VIII not being satisfied.

                                 ARTICLE VIII.
                              CONDITIONS TO CLOSING

         Section 8.01. Conditions to Obligations of Each Party Under this Agreement. The respective obligations of Sellers and the Buyer Parties to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing (and shall remain satisfied at and as of the Closing) of the following conditions, any or all of which may be waived by the parties hereto in their sole discretion, in whole or in part, to the extent permitted by applicable Law:

                  (a) No Governmental Authority or Court shall have enacted, issued, promulgated, enforced or entered any Legal Requirement (whether temporary, preliminary or permanent) that is in effect and prohibits or renders illegal the transactions contemplated hereby.

                  (b) The waiting period under any applicable competition Legal Requirements, as set forth in Schedule 3.05 to the Sellers' Disclosure Letter or
Schedule 4.03 to the Buyer Parties' Disclosure Letter, shall have expired or been terminated.

         Section 8.02. Additional Conditions to Sellers' Obligations. The obligations of Sellers to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing (and shall remain satisfied at and as of the Closing) of the following conditions, any or all of which may be waived by ICO in its sole discretion, in whole or in part, to the extent permitted by applicable Law:

                  (a) Each of the representations and warranties of the Buyer Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of Closing Date as though made again on and as of the Closing Date; provided that Sellers shall not be entitled to invoke the failure of the condition set forth in this Section 8.02(a) as a basis not to consummate the transactions contemplated hereby unless the breaches of the representations and warranties of the Buyer Parties, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on the Seller Companies after the Closing.

                  (b) Each Buyer Party shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

                  (c) The Buyer Parties shall have obtained each Authorization and each Third Person Consent set forth in Schedule 4.03 to the Buyer Parties' Disclosure Letter.

                  (d) Sellers shall have received a certificate from each of the Buyer Parties duly executed by the secretary or any assistant secretary of such Buyer Party, dated as of the Closing Date (i) attaching and certifying on behalf of such Buyer Party, as complete and correct, copies of (A) the Organizational Documents of such Buyer Party, as in effect as of the Closing, (B) the resolutions of the board of directors or general partner of such Buyer Party authorizing the execution, delivery and performance by such Buyer Party of this Agreement and the transactions contemplated hereby, and (C) any required approval by the partners or stockholders of such Buyer Party of this Agreement and the transactions contemplated hereby, and (ii) certifying on behalf of such Buyer Party the incumbency of each officer of such Buyer Party executing this Agreement or any document delivered in connection with the Closing.

                  (e) Sellers shall have received a certificate of the Chief Executive Officer and Chief Financial Officer or general partner of each Buyer Party, dated as of the Closing Date, certifying that such Buyer Party has satisfied the Closing Conditions set forth in Sections 8.01(b) and 8.02(a), (b) and (c).

                  (f) No Action by any Court, Governmental Authority or other Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to have a Material Adverse Effect on Sellers, taken as a whole, if the transactions contemplated by this Agreement and the Ancillary Agreements are consummated.

         Section 8.03. Additional Conditions to the Buyer Parties' Obligations. The obligations of the Buyer Parties to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing (and shall remain satisfied at and as of the Closing) of the following conditions, any or all of which may be waived by Parent in its sole discretion, in whole or in part, to the extent permitted by applicable Law:

                  (a) Each of the representations and warranties of Sellers contained in this Agreement shall be true and correct as of the date of this Agreement and as of Closing Date as though made again on and as of the Closing Date; provided that the Buyer Parties shall not be entitled to invoke the failure of the condition set forth in this Section 8.03(a) as a basis not to consummate the transactions contemplated hereby unless the breaches of the representations and warranties of Sellers, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on the Buyer Parties, the Assets, the Business, or the right or ability of the Buyer Parties to own, operate, possess or transfer the Assets and the Business after the Closing.

                  (b) Each Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

                  (c) Sellers shall have obtained each Authorization and each Third Person Consent set forth in Schedule 3.05 to the Sellers' Disclosure Letter.

                  (d) Parent shall have received a certificate from Sellers duly executed by the secretary or any assistant secretary of each such Seller, dated as of the Closing Date (i) attaching and certifying on behalf of Sellers, as complete and correct, copies of (A) the Organizational Documents of the Seller Companies, each as in effect as of the Closing, (B) the resolutions of the board of directors of each Seller authorizing the execution, delivery and performance by such

Seller of this Agreement and the transactions contemplated hereby, and (C) any required approval by the stockholders of the Seller Companies of this Agreement and the transactions contemplated hereby, and (ii) certifying on behalf of each Seller the incumbency of each officer of such Seller executing this Agreement or any document delivered in connection with the Closing.

                  (e) U.S. Buyer shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of each Seller, dated as of the Closing Date, certifying that such Seller has satisfied the Closing Conditions set forth in Sections 8.01(b) and 8.03(a), (b) and (c).

                  (f) Canadian Buyer shall have received the resignations of the directors and officers of the Acquired Companies, effective on or before the Closing Date.

                  (g) Canadian Buyer shall have received the minute books, stock records and corporate seals of the Acquired Companies, which books, records and seals shall be delivered at the corporate offices of ICO.

                  (h) Sellers shall have filed (where necessary) and delivered to the Buyer Parties all documents necessary to release the Assets from all Encumbrances other than the Permitted Encumbrances, which documents shall be in a form reasonably satisfactory to Parent's counsel.

                  (i) No Action by any Court, Governmental Authority or other Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to have a Material Adverse Effect on the oilfield service business of the Buyer Parties, taken as a whole, the Assets, or the Business if the transactions contemplated by this Agreement and the Ancillary Agreements are consummated, including any material adverse effect on the right or ability of the Buyer Parties to own, operate, possess or transfer the Assets after the Closing.

                                  ARTICLE IX.
                             CONSENTS TO ASSIGNMENT

         Section 9.01. Consents to Assignment. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Contract or Authorization included in the Assets or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a party thereto, would constitute a Default thereof or in any way adversely affect the rights of the Buyer Parties thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that the applicable Buyer Party would not receive all such rights, each Seller will cooperate with such Buyer Party, in all reasonable respects, to provide to such Buyer Party the benefits under any such Contract, Authorization or any claim or right, including enforcement for the benefit of such Buyer Party of any and all rights of such Seller against a third Person thereto arising out of the Default or cancellation by such third Person or otherwise, and the applicable Buyer Party shall undertake, in all reasonable respects, the burdens, liabilities, and obligations arising under any such Contract, Authorization or any claim or right, and to hold Sellers harmless therefrom. If a consent to any

Contract listed on Schedule 9.01 to the Sellers' Disclosure Letter (which schedule sets forth, with respect to the Contracts listed, the aggregate maximum cost of purchasing the Assets leased thereunder and the aggregate maximum termination fees payable thereunder in connection with a purchase of such Assets) is not obtained, then the Buyer Parties shall, within 15 Business Days of the Closing Date, purchase the Assets leased under such Contract and shall bear the cost of the termination fees related to such purchase; provided that the Buyer Parties shall not be obligated to purchase the Assets, or pay termination fees under, such Contracts if the aggregate purchase price of the Assets or related termination fees under such Contracts exceeds the amounts set forth in Schedule 9.01 to the Sellers' Disclosure Letter. Nothing in this
Section 9.01 shall affect the Buyer Parties' rights under Sections 8.03 and
10.02 if any consent or approval to the transfer of any Asset is not obtained.

                                   ARTICLE X.
                                 INDEMNIFICATION

         Section 10.01. Survival of Representations, Warranties, Covenants and Agreements.

                  (a) Except as set forth in Section 10.01(b) and Article XI of this Agreement, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their Representatives whether prior to or after the execution of this Agreement.

                  (b) The representations and warranties of Sellers contained in
Article III and those of the Buyer Parties contained in Article IV shall survive the Closing and any investigation by the parties with respect thereto but shall terminate and be of no further force or effect on the one year anniversary of the Closing Date; provided, however, that the representations and warranties contained in Section 3.13 shall survive until eighteen (18) months following the Closing Date. Notwithstanding the foregoing, any such representation or warranty as to which a bona fide claim relating thereto is asserted in writing (which states with specificity the basis therefor) in accordance with Section 10.03 during such survival period shall, with respect only to such claim, continue in force and effect beyond such survival period pending resolution of the claim. The covenants and agreements in this Article X shall survive the Closing and shall remain in full force and effect for such period as is necessary to resolve any bona fide claim made with respect to any representation or warranty contained in this Agreement during the survival period thereof. The remaining covenants and agreements of the parties hereto contained in this Agreement (other than those covenants and agreements that are expressly required to remain in full force and effect only until the Closing) shall survive the Closing without any contractual limitation on the period of survival.

         Section 10.02. General Indemnification.

                  (a) If the transactions contemplated hereby to occur at the Closing are effected and subject to the provisions of Sections 10.01(b) and 10.03(b), Sellers (in such capacity, the "Seller Indemnifying Parties") agree, jointly and severally, to indemnify, defend and hold harmless the Buyer Parties, their Affiliates and their respective Representatives (collectively, the "Buyer Indemnified Parties"), against any demands, causes of action, assessments, losses, damages, liabilities, costs and expenses and judgments (including interest, fines and penalties and reasonable attorneys' fees incurred in connection therewith), including those resulting from any Action (collectively, "Losses") that such Buyer Indemnified Party shall actually incur, to the extent that such Losses or Actions:

                      (i) arise out of, result from or are based upon any breach of any representation or warranty made herein in Article III (other than the representations and warranties relating to Environmental Laws and Authorizations thereunder or Hazardous Substances); provided that for purposes of this Section 10.02(a)(i), whether there has occurred a breach by any Seller of any representation or warranty which is qualified by materiality (i.e., "material," "material adverse effect," "Material Adverse Effect" or similar phrases) shall be determined as if such representation or warranty were made without such qualification;

                      (ii) arise out of, result from or are based upon any breach of any covenant or agreement made herein for the benefit of the Buyer Indemnified Parties; provided that for purposes of this 10.02(a)(ii), whether there has occurred a breach by any Seller of any covenant or agreement which is qualified by materiality (i.e., "material," "material adverse effect," "Material Adverse Effect" or similar phrases) shall be determined as if such covenant or agreement were made without such qualification; or

                      (iii) arise out of, result from or are based upon any Excluded Liability or any breach of Sellers' representations and warranties contained in Section 3.17.

                  (b) If the transactions contemplated hereby to occur at the Closing are effected and subject to the provisions of Sections 10.01(b) and 10.03(b), the Buyer Parties (in such capacity, the "Buyer Indemnifying Parties" and together with the Seller Indemnifying Parties, the "Indemnifying Parties") agree, jointly and severally, to indemnify, defend and hold harmless Sellers, their Affiliates and their respective Representatives (collectively, the "Seller Indemnified Parties" and together with the Buyer Indemnified Parties, the "Indemnified Parties") against any Losses that such Seller Indemnified Parties shall actually incur, to the extent that such Losses or Actions:

                      (i) arise out of, result from or are based upon any breach of any representation or warranty made herein in Article IV; provided that for purposes of this 10.02(b)(i), whether there has occurred a breach by any Buyer Party of any representation or warranty which is qualified by materiality (i.e., "material," "material adverse effect," "Material Adverse Effect" or similar phrases) shall be determined as if such representation or warranty were made without such qualification;

                      (ii) arise out of, result from or are based upon any breach of any covenant or agreement made herein for the benefit of the Seller Indemnified Parties; provided that for purposes of this 10.02(b)(ii), whether there has occurred a breach by any Buyer Party of any covenant or agreement which is qualified by materiality (i.e., "material," "material adverse effect," "Material Adverse Effect" or similar phrases) shall be determined as if such covenant or agreement were made without such qualification; or

                      (iii) arise out of, result from or are based upon any Assumed Liability.

                  (c) Notwithstanding the foregoing, no Indemnifying Party shall have any liability to any Indemnified Party under (x) clauses (i) or (ii) of
Section 10.02(a) or Section 10.02(b) or (y) in the case of a Seller Indemnifying Party, under clause (iii) of Section 10.02(a) for any Loss relating to Environmental Laws and Authorizations thereunder or Hazardous Substances, unless and until the aggregate amount of all Recoverable Losses of all Buyer Indemnified Parties, in the case of a Seller Indemnifying Party, or of all Seller Indemnified Parties, in the case of a Buyer Indemnifying Party, exceeds $1,000,000 (the "Indemnity Threshold"), in which event only the amount of Recoverable Losses of all Buyer Indemnified Parties, in the case of a Seller Indemnifying Party, or of all Seller Indemnified Parties, in the case of a Buyer Indemnifying Party, in excess of the Indemnity Threshold shall be recoverable; provided, however, (i) with respect to Losses arising out of a breach of any representation or warranty of a Seller set forth in Section 3.13 or any covenant of any Seller set forth in Section 7.03, the Indemnity Threshold shall be $100,000 (the "Tax Indemnity Threshold"), and (ii) the Indemnity Threshold shall not apply with respect to Losses arising out of a breach of any covenant of any Seller set forth in Sections 5.05, 5.06 or 5.07 or a breach of any covenant of the Buyer Parties set forth in Section 6.03(a). The aggregate liability of each of (i) the Seller Indemnifying Parties (taken as a whole) under clause (i) and
(ii) of Sections 10.02(a) or (ii) the Buyer Indemnifying Parties (taken as a whole) under clauses (i) and (ii) of Section 10.02(b) shall not exceed $5,000,000 in the aggregate (the "Maximum Indemnity Amount"). Notwithstanding the foregoing, the Maximum Indemnity Amount shall not apply with respect to Losses arising out of (x) a breach of any covenant of any Seller set forth in Sections 5.05, 5.06, 5.07 or 7.03 or a breach of any covenant of the Buyer Parties set forth in Section 6.03(a) or (y) any representation or warranty of any Seller set forth in Section 3.13.

                  (d) Notwithstanding anything to the contrary in this Agreement, a "Recoverable Loss" shall mean (i) any Loss under clauses (i) or
(ii) of Section 10.02(a) or Section 10.02(b) arising out of any single act, omission, event or circumstance if such Loss exceeds $25,000 (and, if such a Loss is incurred, the entire amount of such Loss shall be a Recoverable Loss) and (ii) any Loss under clause (iii) of Section 10.02(a) relating to Environmental Laws and Authorizations thereunder or Hazardous Substances; provided that no Loss which was taken into account as part of the Purchase Price Adjustment shall constitute a Recoverable Loss.

                  (e) Notwithstanding anything to the contrary in this Agreement, if the aggregate liability of the Seller Indemnifying Parties under
Section 10.02(a) resulting from (i) one or more breaches of the representations and warranties contained in Section 3.17, (ii) one or more breaches of any other representation, warranty, covenant or agreement relating to Environmental Laws and Authorizations thereunder or Hazardous Substances, and (iii) any Excluded Liabilities relating to Environmental Laws and Authorizations thereunder or Hazardous Substances exceeds $1,000,000 in the aggregate, then thereafter the only portion of any Loss resulting from any of the events described in the preceding clauses (i) through (iii) of this Section 10.02(e) that shall constitute a Recoverable Loss shall be fifty percent of the actual out-of-pocket expenses to any Buyer Indemnified Party resulting from such Loss until such time as the aggregate amount of the fifty percent of actual out-of-pocket expenses retained by all Buyer Indemnified Parties (taken as a whole) pursuant to this
Section 10.02(e) shall equal $4,000,000, and thereafter all of such Losses shall be Recoverable Losses. For the avoidance of doubt, the parties agree that for purposes of determining the amount of any Recoverable Loss, any liability under Section 10.02(a) that results or may result from both a breach of a representation, warranty, covenant or agreement relating to Environmental Laws and Authorizations thereunder or Hazardous Substances, and from a breach of any other representation, warranty, covenant or agreement, shall be deemed to result from a breach of such representation, warranty, covenant or agreement relating to Environmental Laws and Authorizations thereunder or Hazardous Substances.

                  (f) For the purposes of determining the amount of a Loss incurred by an Indemnified Party in accordance with this Article X and otherwise with respect to the obligations of the Indemnifying Parties hereunder, such Loss shall be offset by the proceeds of any insurance received by the Indemnified Party with respect thereto or any indemnity payment received by the Indemnified Party from a third party with respect thereto. The Indemnified Party and Indemnifying Party shall cooperate in good faith in providing each other the information necessary to determine the offset based upon an amount received from insurance or from a third party, as the case may be.

                  (g) Sellers shall not be liable for any Losses resulting from a breach of any of the representations and warranties set forth in Article III of this Agreement to the extent that:

                      (i) such breach occurs as a result of the adoption or imposition of any Law, Regulation, Order or Legal Requirement not in force at the date of this Agreement; provided that this exception shall not apply if Sellers fail to use reasonable commercial efforts to comply with any such Law, Regulation, Order or Legal Requirement; or

                      (ii) the Losses would not have arisen but for a change in accounting policy or practice of the Buyer Parties or any of the Acquired Companies after the Closing.

                  (h) To the fullest extent permitted by Law, the Buyer Parties hereby agree, from and after the Closing, to indemnify and hold harmless each Seller and its Representatives against any Losses incurred by such Person to the extent that such Losses arise out of or are based upon the ownership and operation of the Business, the Assets or the Acquired Companies from and after the Closing Date and not resulting from any condition or circumstance for which the Buyer Parties would be entitled to indemnification under this Section 10.02 (assuming for purposes of determining whether the Buyer Parties are entitled to indemnification that no thresholds, deductibles or other limitations on amount contained in this Section 10.02 are applicable). This indemnification shall be in addition to the other indemnification under this Section 10.02 and shall not be subject to the thresholds, deductibles and other limitations on amount set forth in Section 10.02.

         Section 10.03. Procedures.

                  (a) Promptly after receipt by the Indemnified Party under
Section 10.02 or 10.03(a) of notice of a Loss or the commencement of any Action against which it believes it is indemnified under this Article, the Indemnified Party shall, if a claim in respect thereto is to be made against the Indemnifying Party under this Article, notify the Indemnifying Party in writing of the commencement thereof; provided, however, that the omission to notify the Indemnifying

Party shall not relieve it from any liability that it may have to the Indemnified Party to the extent that the Indemnifying Parties is not prejudiced by such omission.

                  (b) The Indemnifying Party shall, on or before the 15th day after receipt of a notice of Loss or Action given pursuant to Section 10.03(a), either (i) acknowledge liability, as between the Indemnifying Party and the Indemnified Party, for such Loss or the amount in controversy in such Action and pay the Indemnified Party the amount of such Loss or the amount in controversy in such Action in cash in immediately available funds (or if the Indemnified Party is a Buyer Indemnified Party and funds remain in the Escrow Amount, ICO shall immediately instruct the Escrow Agent to disburse funds from the Escrow Amount in an amount equal to the lesser of (x) an amount sufficient to satisfy such indemnification claim and (y) the amount remaining in the Escrow Amount; provided that if the Indemnifying Party's indemnification obligations exceed the amount remaining in the Escrow Amount, the Seller Indemnifying Parties shall pay the amount not covered by the Escrow Amount in cash in immediately available funds), (ii) acknowledge liability, as between the Indemnifying Party and the Indemnified Party, for such Loss or the amount in controversy in such Action but disavow the validity of the Loss or Action or the amount thereof and, in the case of an Action to the extent that it shall so desire in accordance with
Section 10.03(d), assume the legal defense thereof or (iii) object (or reserve the right to object until additional information is obtained) to the claim for indemnification or the amount thereof, setting forth the grounds therefor in reasonable detail. If the Indemnifying Party does not respond to the Indemnified Party as provided in this Section 10.03(b) within such 15-day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such indemnification claim in accordance with clause (i) of this Section 10.03(b) and the Indemnified Party may exercise any and all of its rights under applicable Law to collect such amount.

                  (c) An Indemnifying Party will not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), pay, settle or compromise or consent to the entry of any judgment with respect to any Loss or pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Action) unless such payment, settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such Loss or Action. If the Indemnifying Party has responded to the Indemnified Party pursuant to clause
(i) of Section 10.03(b), the Indemnified Party may pay, settle or compromise or consent to the entry of any judgment with respect to the Loss or Action that was the subject of notice to the Indemnifying Party pursuant to Section 10.03(b) without the consent of the Indemnifying Party (but no such payment, settlement, compromise or consent shall increase the indemnification obligation of the Indemnifying Party to which it has consented pursuant to clause (i) of Section 10.03(b). Except as otherwise provided in the immediately preceding sentence and in Section 10.03(d), an Indemnified Party will not, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), pay, settle or compromise or consent to the entry of any judgment with respect to any Loss or pending or threatened Action, but, if such Loss or Action is paid, settled or compromised or if there is entered any judgment with respect to any such Action, in either case with the consent of the Indemnifying Party, or if there shall be a final judgment for the plaintiff in any such Action in which the procedures set forth in Section 10.03(d) below were followed, the Indemnifying Party agrees to indemnify and hold harmless any Indemnified Party from and against any loss or liability by reason of such payment settlement, compromise or judgment.

                  (d) If an Action shall be brought against an Indemnified Party and the Indemnified Party notifies the Indemnifying Party thereof in accordance with Section 10.03(a), the Indemnifying Party shall, if it shall have responded to such notice in accordance with clause (ii) of Section 10.03(b, be entitled to assume the legal defense thereof. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party shall have failed to assume the defense of such action or
(iii) the named parties to any such Action (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised by such counsel that there is one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party. In any such case, the Indemnifying Party shall not, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for the Indemnified Party. Except as aforesaid, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or such action, the Indemnifying Party shall not be liable to the Indemnified Party under this Section for any attorneys' fees or other expenses (except reasonable costs of investigation) subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party does not assume the defense of an Action as to which it has acknowledged liability, as between itself and the Indemnified Party, pursuant to clause (ii)
Section 10.03(b), the Indemnified Party may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorneys' fees and expenses and reasonable out-of-pocket expenses incurred in the defense thereof and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party. In addition to and not in limitation of the foregoing, in connection with any Loss or Action relating to Environmental Laws and Authorizations thereunder or Hazardous Substances, the Indemnifying Party shall have the right, from time to time, (A) to review all environmental reports and records in the possession of the Indemnified Party to the extent related to such Loss or Action, (B) to have reasonable access to the applicable Real Property from time to time, and (C) to participate in and comment on (1) any remedial action, including the scope, extent, duration and cost of such remedial action, and (2) all discussions, negotiations and proceedings with Governmental Authorities and third parties in connection therewith; except that the provisions of this clause (C) shall not apply where the Indemnified Party reasonably concludes that a remedial action will not become the subject of an indemnity claim.

                  (e) In the case of a Loss as to which the Indemnifying Party shall have responded pursuant to clause (iii) of Section 10.03(b), the parties shall attempt in good faith to resolve their differences for a period of 60 days following receipt by the Indemnified Party or Parties of the response of the Indemnifying Party pursuant to Section 10.03(b). If the parties should so agree, and the Indemnified Party is a Buyer Indemnified Party, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute funds from the Escrow Amount in accordance with the terms thereof. If the parties are unable to resolve their differences within such period, the Indemnified Party or Parties may submit the matter to judicial proceedings.

         Section 10.04. No Punitive, Special or Exemplary Damages. No party to this Agreement nor any of its Representatives shall be liable to any other party hereto or any of its Representatives for claims for punitive, special or exemplary damages, arising out of or relating to this Agreement or the transactions contemplated hereby, regardless of whether a claim is based on contract, tort (INCLUDING NEGLIGENCE), strict liability, violation of any applicable deceptive trade practices act or similar Law or any other legal or equitable principle, and each party releases the other and its Representative from liability for any such damages.

         Section 10.05. Sole Remedy. From and after the Closing, the provisions of this Article X of this Agreement and the indemnification provisions set forth in Section 7.03 of this Agreement, subject to the limitations set forth therein, shall be the sole and exclusive remedy of each party hereto for (i) any breach of a party's representations or warranties contained in this Agreement, (ii) any breach of a party's covenants or agreements contained in this Agreement other than any agreement set forth in Section 11.02(b) or Section 11.02(c) or any agreement to make payments or discharge Intercompany Indebtedness set forth in
Article II, (iii) in the case of the Buyer Parties, recovery for the payment by the Buyer Parties of, or indemnity with respect to, any Excluded Liabilities related to the Business or the Assets and (iv) in the case of Sellers, recovery for the payment by Sellers of, or indemnity with respect to, any Assumed Liabilities; provided, however, that in the event of fraud or a willful breach of the representations, warranties, covenants or agreements of any party contained herein, the other parties shall have all remedies available at law or in equity (including for tort) with respect thereto. The Buyer Parties and Sellers are the only parties entitled to exercise any remedy provided by this
Article X.

                                  ARTICLE XI.
                        TERMINATION, AMENDMENT AND WAIVER

         Section 11.01. Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by written consent of ICO and Parent;

                  (b) by notice of termination from ICO to Parent upon a breach by the Buyer Parties of any representation or warranty of the Buyer Parties set forth in Article IV of this Agreement or of any covenant or agreement of the Buyer Parties set forth in this Agreement that would be reasonably likely, when taken together with all other such breaches, to have a Material Adverse Effect on Sellers (taken as a whole) following the Closing, such that the Closing Conditions set forth in Sections 8.02(a) or 8.02(b) would not be satisfied, provided that such breach has not been cured on or before the 30th day (or, if the breach reasonably requires more than 30 days to cure, such longer period of time reasonably required to cure the breach so long as at all times during such longer period the Buyer Parties has commenced and is diligently pursuing the cure) after receipt by ICO of notice from the Buyer Parties of such breach in accordance with Sections 7.01(c)(iv) and 12.01 of this Agreement;

                  (c) by notice of termination from Parent to ICO upon a breach by Sellers of any representation or warranty of Sellers set forth in Article III of this Agreement or of any covenant or agreement of Sellers set forth in this Agreement that would be reasonably likely to have a Material Adverse Effect on the oilfield service business of the Buyer Parties (taken as whole), the Assets or the Business or the right or ability of the Buyer Parties to own, operate, possess or transfer the Assets or the Business following the Closing, such that the Closing Conditions set forth in Sections 8.03(a) or 8.03(b) would not be satisfied, provided that such breach has not been cured on or before the 30th day (or, if the breach reasonably requires more than 30 days to cure, such longer period of time reasonably required to cure the breach so long as at all times during such longer period Sellers have commenced and is diligently pursuing the cure) after receipt by ICO of notice from Parent of such breach in accordance with Sections 7.01(c)(iv) and 12.01 of this Agreement; or

                  (d) by notice of termination from either ICO or Parent to the other if either (A) the Closing shall not have occurred on or before December 31, 2002; provided that the right to terminate this Agreement under this Section 11.01(d) shall not be available to any party whose (or whose Affiliates') failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or (B) any Court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby.

                  (e) By notice of termination from ICO to Parent, if ICO has complied in all respects with Section 5.08 and has determined to accept a Superior Proposal; provided, however, that no termination shall be effective pursuant to this Section 11.01(e) under circumstances in which a termination fee is payable by ICO pursuant to Section 11.02(c), unless concurrently with such termination, such termination fee is paid in full by ICO in accordance with
Section 11.02(c).

                  (f) By notice of termination from Parent to ICO, if (i) the Board of Directors of ICO shall have approved, or recommended to the shareholders of ICO (or resolved to do so), an Acquisition Proposal (including a Superior Proposal) or (ii) otherwise than in accordance with Section 5.08, any officer or director of ICO shall have furnished or caused to be furnished, directly or indirectly, any material nonpublic information or data, or engaged, directly or indirectly, in negotiations with a Person other than the Buyer Parties.

         Section 11.02. Effect of Termination.

                  (a) Except as set forth in Sections 11.02(b)-(d), in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall become null and void and be of no further force or effect and there shall be no liability or obligation hereunder on the part of any Seller, any Buyer Party or any of their respective Subsidiaries or Representatives to any other party.

                  (b) Upon a termination by ICO under Section 11.01(b) or by Parent under Section 11.01(c), if the breach giving rise to the right to terminate was committed willfully and intentionally by a party, the terminating party shall be entitled to all remedies available at law or in equity, subject to Section 10.04. In the event of a valid termination by ICO under Section 11.01(b), ICO shall be entitled to receive the Break-up Fee as full and adequate liquidated damages. Upon any other termination of this Agreement or the Closing, U.S. Buyer shall be entitled to the Break-up Fee.

                  (c) In the event that this Agreement is terminated pursuant to
Section 11.01(e) or 11.01(f), then ICO shall pay to Parent, within two Business Days following written notice thereof, a termination fee of $15,000,000. Any payments under this Section 11.02(c) shall be made by wire transfer of immediately available funds to an account designated by Parent. ICO and Parent acknowledge that the agreements contained in Section 11.02(c) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if ICO fails promptly to pay any amount due pursuant to this Section 11.02(c) and, in order to obtain such payment, Parent commences a suit which results in a judgment against ICO for the fee set forth in this Section 11.02(c), ICO shall pay to Parent its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

                  (d) The provisions of this Section 11.02 and of Sections 1.01, 1.02, 7.02, 7.04, 10.04 and 10.05 and of Article XII shall survive any termination under Section 11.01. In addition, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. Upon request of the other party, each party shall return to the other party all documents and other materials furnished by the other party relating to the transaction contemplated hereby, whether such documents or material were furnished before or after the date of this Agreement.

         Section 11.03. Waiver. At any time prior to the Closing, either ICO or Parent hereto may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party making such extension or waiver. Any such extension or waiver by ICO shall be binding upon all Sellers and any such extension or waiver by Parent shall be binding upon all Buyer Parties.

                                  ARTICLE XII.
                                  MISCELLANEOUS

         Section 12.01. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given if (i) delivered personally to the parties, (ii) sent by registered or certified mail (return receipt requested) or (iii) sent by electronic transmission to the telecopier number specified below:

         If to a Seller, to:

                  c/o ICO, Inc.
                  5333 Westheimer Road
                  Suite 600
                  Houston, Texas 77056
                  Attention:   Christopher N. O'Sullivan
                               President
                  Fax:  (713) 335-2251

         Copy to:

                  Vinson & Elkins L.L.P.
                  2300 First City Tower
                  1001 Fannin Street
                  Houston, Texas 77002
                  Attention:   Kevin P. Lewis
                  Fax:  713-615-5967

         If to a Buyer Party, to:

                  c/o Varco International, Inc.
                  One Briarlake Plaza
                  2000 West Sam Houston Parkway South
                  Suite 1700
                  Houston, Texas 77042
                  Attention:   Clay C. Williams
                               Vice President - Corporate Development
                  Fax:  (713) 980-8206

         Copy to:

                  Latham & Watkins
                  650 Town Center Drive, 20th Floor
                  Costa Mesa, California 92626
                  Attention:   Patrick T. Seaver
                               R. Scott Shean
                  Fax:  (714) 755-8290

or to such other address or telecopier number as ICO or Parent may, from time to time, designate in a notice given in a like manner.

         Section 12.02. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         Section 12.03. Entire Agreement. This Agreement (together with the Annexes hereto, the Sellers' Disclosure Letter and the Buyer Parties' Disclosure Letter) constitutes the entire agreement of the parties, and supersedes all prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof (other than the Confidentiality Agreement which is incorporated by reference in Section 7.01(e) of this Agreement and shall continue in full force and effect in accordance with Section 7.01(e) or Section 11.02(d), as applicable).

         Section 12.04. Assignment. This Agreement shall not be assigned by any party hereto except by operation of Law, except that U.S. Buyer may assign and transfer its rights to acquire certain Acquired Assets and its obligation to assume certain Assumed Liabilities to any direct or indirect subsidiary of Parent. Any purported assignment of this Agreement in violation of this Section
12.04 shall be null and void.

         Section 12.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         Section 12.06. Failure or Indulgence Not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

         Section 12.07. Disclosure Letters. Each of the Sellers' Disclosure Letter and the Buyer Parties' Disclosure Letter has been arranged in paragraphs or schedules corresponding to the relevant Sections of this Agreement and the disclosure in any paragraph or schedule of a disclosure letter shall qualify the corresponding Section of this Agreement and such other Sections only to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other Sections.

         Section 12.08. Governing Law. This Agreement shall be construed (both as to validity and performance) and enforced in accordance with, and governed by, the laws of the State of Texas applicable to agreements made and to be performed wholly within such jurisdiction.

         Section 12.09. Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         Section 12.10. Amendment. This Agreement may be amended only by a written instrument executed by ICO and Parent.

         Section 12.11. Additional Sellers. If, prior to the Closing or the earlier termination of this Agreement pursuant to Section 11.01, any Assets or assets of an Acquired Company are transferred to any Subsidiary or other Affiliate of any Seller and such transferee is not a Seller Company, then such transferee shall be deemed to be a Seller for purposes of this Agreement and shall promptly execute a counterpart signature page to this Agreement.

         Section 12.12. Disclaimer. Except for the representations and warranties expressly contained in Article III of this Agreement, Sellers do not make any express or implied representation or warranty, including with respect to the Business, the Assets or the Assumed

Liabilities. To the extent applicable to the Assets or the Assumed Liabilities or any portion thereof, the Buyer Parties hereby waive their respective rights under the provisions of the Texas Deceptive Trade Practices Act, Chapter 17, Subchapter E, Sections 17.41 through 17.63, inclusive, of the Texas Business & Commercial Code (a law that gives consumers special rights and protections). After consultation with an attorney of their choice, the Buyer Parties voluntarily consent to this waiver. Sellers and the Buyer Parties agree that, to the extent required by applicable Law to be effective, the disclaimers of the representations and warranties contained in this Section 12.12 are "conspicuous."

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                       ICO, INC.


                                       By:      /s/ CHRISTOPHER N. O'SULLIVAN
                                                -------------------------------
                                       Name:        Christopher N. O'Sullivan
                                                -------------------------------
                                       Title:       President & Chairman
                                                -------------------------------


                                       ICO GLOBAL SERVICES, INC.


                                       By:      /s/ KEN MILLER
                                                -------------------------------
                                       Name:        Ken Miller
                                                -------------------------------
                                       Title:       President
                                                -------------------------------


                                       ICO WORLDWIDE, INC.


                                       By:      /s/ ISAAC JOSEPH
                                                -------------------------------
                                       Name:        Isaac Joseph
                                                -------------------------------
                                       Title:       President
                                                -------------------------------


                                       ICO WORLDWIDE TUBULAR SERVICES PTE LTD


                                       By:      /s/ ISAAC JOSEPH
                                                -------------------------------
                                       Name:        Isaac Joseph
                                                -------------------------------
                                       Title:       Director
                                                -------------------------------


                                       THE INNOVATION COMPANY, S.A. de C.V.


                                       By:      /s/ ISAAC JOSEPH
                                                -------------------------------
                                       Name:        Isaac Joseph
                                                -------------------------------
                                       Title:       Authorized Signatory
                                                -------------------------------


                                       ICO WORLDWIDE (U.K.) LTD.


                                       By:      /s/ ISAAC JOSEPH
                                                -------------------------------
                                       Name:        Isaac Joseph
                                                -------------------------------
                                       Title:       Director/Authorized
                                                    Signatory
                                                -------------------------------

                                       VARCO INTERNATIONAL, INC.


                                       By:      /s/ JOHN F. LAULETTA
                                                -------------------------------
                                       Name:        John F. Lauletta
                                                -------------------------------
                                       Title:       President
                                                -------------------------------


                                       VARCO L.P.


                                       By:      /s/ JOHN F. LAULETTA
                                                -------------------------------
                                       Name:        John F. Lauletta
                                                -------------------------------
                                       Title:       President
                                                -------------------------------


                                       VARCO COATING LTD.


                                       By:      /s/ JOHN F. LAULETTA
                                                -------------------------------
                                       Name:        John F. Lauletta
                                                -------------------------------
                                       Title:       President
                                                -------------------------------

                                     ANNEX A

                                   DEFINITIONS

         "AAA Arbitration" shall mean arbitration under the Commercial Arbitration Rules of the American Arbitration Association.

         "Accounting Mediator" shall have the meaning ascribed to such term in
Section 2.07(b).

         "Acquired Companies" shall mean collectively, the Acquired Subsidiary and all of its Subsidiaries, and each of the foregoing Persons is individually an "Acquired Company."

         "Acquired Securities" shall mean all of the outstanding Equity Securities of the Acquired Subsidiary.

         "Acquired Subsidiary" shall mean ICO Shearer Inc., a corporation organized under the laws of Canada.

         "Acquisition Proposal" shall have the meaning ascribed to such term in
Section 5.08(a).

         "Action" shall mean any action, claim, suit, litigation, proceeding, hearing, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, investigation, or unfair labor practice charge or complaint, or any appeal from any of the foregoing.

         "Adjusted GAAP Principles" shall have the meaning ascribed to such term in Section 2.07(a).

         "Affiliate" shall mean a Person controlling, controlled by or under common control with another Person. For this purpose, control shall mean the ability to direct the management and affairs of a Person, whether through ownership of securities, by contract or otherwise.

         "Agreement" shall have the meaning ascribed to such term in the introductory paragraph of this Purchase Agreement.

         "Allocation" shall have the meaning ascribed to such term in Section 2.04(b).

         "Ancillary Agreements" shall mean bills of sale, assignments of contracts, assignments of contract rights, assignments of proprietary rights and the other agreements and documents required hereunder to convey (x) the Assets (other than the Acquired Securities) to U.S. Buyer, and (y) the Acquired Securities to Canadian Buyer.

         "Assets" shall mean all of Sellers' right, title and interest in and to all properties, assets and rights of any kind, used in (with respect to tangible assets) or used in or related to (with respect to intangible assets) the operation of the Business (but excluding the Excluded Assets), including all of Sellers' right, title and interest in:

                  (a) all accounts and notes receivable (whether current or concurrent), refunds, deposits, prepayments or prepaid expenses (excluding any prepaid insurance premiums) of any Seller related to the Business;

                  (b) Contracts and Contract Rights, except those (x) Contract Rights listed on Schedule A-1 to the Sellers' Disclosure Letter and (y) those Contract Rights related primarily to the operation of the Permian Business;

                  (c) each Contract and Contract Right listed on Schedule A-1 to the Sellers' Disclosure Letter for which all requisite consents (other than consents of Sellers or their Affiliates) required to assign the same to U.S. Buyer have been obtained on or prior to the Closing;

                  (d) the Equity Securities of the Acquired Subsidiary;

                  (e) Real Property;

                  (f) Fixtures and Equipment other than Fixtures and Equipment located at the Williams Odessa Property;

                  (g) Books and Records;

                  (h) Improvements;

                  (i) Inventory other than Inventory located at the Williams Odessa Property;

                  (j) Authorizations used in or related to the operation of the Business, to the extent transferable, other than Authorizations solely related to the Permian Business;

                  (k) Proprietary Rights used in or related to the operation of the Business other than the Proprietary Rights listed as Excluded Assets on
Schedule 3.19 to Sellers' Disclosure Letter;

                  (l) all of Sellers' rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Assets or services furnished to any Seller pertaining to the Business or affecting the Assets, to the extent such warranties, representations and guarantees are assignable;

                  (m) all of Sellers' claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any Person or entity, including any Encumbrance or other rights to payment or to enforce payment in connection with the products or services of the Business delivered or performed by any Seller on or prior to the Closing Date; and

                  (n) goodwill related to the Business.

         "Assumed Liabilities" shall have the meaning ascribed to such term in
Section 2.02.

         "Authorization" shall mean any franchise, permit, license, authorization, order, certificate, registration, filing, Order or other consent or approval granted by any Governmental Authority.

         "Bankruptcy Event" means (1) ICO pursuant to or within the meaning of any Bankruptcy Law: (a) commences a voluntary case or proceeding, (b) consents to the entry of an order for relief against it in an involuntary case or proceeding, (c) consents to the appointment of a Custodian of it or for all or substantially all of its property, or (d) makes a general assignment for the benefit of creditors; or (2) a Court of competent jurisdiction enters an order under any Bankruptcy Law that: (a) is for relief against ICO in an involuntary case, (b) appoints a Custodian of ICO or for all or substantially all of its property, or (c) orders the liquidation of ICO.

         "Bankruptcy Law" means Title 11, U.S. Code or any similar federal, state or foreign Law for the relief of debtors.

         "Books and Records" shall mean all books and records of a Person relating to that Person's business, operations and activities, including all contracts and agreements to which such Person is a party or by which it is bound, its general and other ledgers, records of corporate or organizational proceedings, Tax records, financial statements, documents of title to real/immovable and personal/movable property, personnel records, salary and wage records, inventory records and sales documentation, but in each case excluding those books and records primarily relating to Excluded Assets or Excluded Liabilities.

         "Break-up Fee" shall have the meaning ascribed to such term in Section 2.08(b).

         "Business" shall mean all activities associated with the oilfield services business of the Seller Companies, taken as a whole, including providing inspection, reconditioning and coating systems for new and used tubular goods and sucker rods used in the oil and gas industry.

         "Business Consultant" shall mean any present consultant of (i) any Seller other than ICO, which consultant participates in the Business, or (ii) any Acquired Company.

         "Business Employee" shall mean any present employee of (i) any Seller other than ICO, which employee participates in the Business and is not listed on
Schedule 6.03(d) to the Sellers' Disclosure Letter, or (ii) any Acquired
Company.

         "Business Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday unless such day shall be a day when financial institutions in the City of New York are authorized by Law to close.

         "Business Financial Statements" shall mean (i) the consolidated balance sheets of the Business and the Acquired Companies, each as of September 30, 2001, (ii) the Reference Date Balance Sheet and the consolidated balance sheet of the Acquired Companies as of the Reference Date, (iii) the consolidated statements of operations and cash flow of the Business and the Acquired Companies, each for the year ended September 30, 2001, and (iv) the statements of operations and cash flow of the Business and the Acquired Companies, each for the six month period ended March 31, 2002, which are attached hereto as Exhibit F.

         "Buyer Indemnified Parties" shall have the meaning ascribed to such term in Section 10.02(a).

         "Buyer Indemnifying Parties" shall have the meaning ascribed to such term in Section 10.02(b).

         "Buyer Parties" shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

         "Buyer Parties' Disclosure Letter" shall mean that letter, together with the associated schedules, of even date herewith from the Buyer Parties to Sellers setting forth, as required hereby, the information called for herein and the discrepancies from the representations, warranties and covenants of the Buyer Parties contained herein.

         "Canadian Buyer" shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

         "Canadian Employee Benefit Plan" shall mean any Employee Benefit Plan subject to the Laws of Canada and maintained by any Acquired Company for the exclusive benefit of current and former Business Employees of the Acquired Company.

         "Claims" shall have the meaning ascribed to such term in Section 5.06.

         "Closing" shall have the meaning ascribed to such term in Section 2.05.

         "Closing Conditions" shall mean those conditions to the closing of the transactions contemplated hereby contained in Article VIII.

         "Closing Date" shall have the meaning ascribed to such term in Section 2.05; provided that for purposes of this Agreement, each measurement or determination to be made "as of the Closing Date" shall be made as of a time prior to the opening of business on the Closing Date.

         "Closing Date Balance Sheet" shall have the meaning ascribed to such term in Section 2.07(a).

         "Closing Date Cash" shall mean, as of the Closing Date, the aggregate amount of all cash and cash equivalents held by the Acquired Companies.

         "Closing Date Indebtedness" shall mean, on an aggregate basis for the Acquired Companies as of the Closing Date, (A) the aggregate outstanding principal balance of all interest-bearing debt, whether or not evidenced by a promissory note or other security, including the current portion of any principal payment obligation with respect to any long term debt, but excluding Intercompany Indebtedness, plus (B) the aggregate amount of all capital leases (it being agreed that lease classifications are to be made consistent with Sellers' past practice).

         "Closing Date Working Capital" shall mean, on an aggregate consolidated basis for the Business as of the Closing Date and as reflected on the Closing Date Balance Sheet, an amount equal to (i) the sum of Receivables-Trade-net, Receivables-Other, Inventory-net, Prepaid &

Other (excluding the amount of prepaid expenses that are not included in the Assets) and Current deferred tax asset of Acquired Companies, less (ii) the sum of Accounts Payable, Accrued Insurance, Accrued Salaries & Wages, Other Accrued Expenses, Current Non-Income Taxes Payable, Current Income Taxes Payable by Acquired Companies, Current Accrued Interest by Acquired Companies, Current Accrued Litigation Costs related to Acquired Companies and Current Other Liabilities related to Acquired Companies, in each case calculated and classified using Adjusted GAAP Principles; provided, however, that the items listed in clause (ii) above shall exclude the Exhibit J Liabilities as of the Closing. For purposes of clarity, (x) cash and cash equivalents and Intercompany Indebtedness shall not be included in the calculation of Closing Date Working Capital, (y) all Specified Liabilities shall be included in the calculation of Closing Date Working Capital and (z) each of the categories listed in clauses
(i) and (ii) of the preceding sentence shall include the subcategories included within such categories on Exhibit I.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Confidentiality Agreement" shall mean that certain Confidentiality Agreement dated June 11, 2002 between ICO and Parent, as amended or supplemented from time to time.

         "Confidential Information" shall have the meaning ascribed to such term in the Confidentiality Agreement.

         "Contract Rights" shall mean all of the Seller Companies' rights and obligations under the Contracts.

         "Contracts" shall mean those agreements, contracts, leases (including capital and operating leases), purchase orders, undertakings, covenants not to compete, employment agreements, confidentiality agreements, licenses, instruments, obligations and commitments (a) to which any Seller is a party or a beneficiary and which are used in or primarily relating to the operation of the Business or the Assets or (b) to which any Acquired Company is a party or beneficiary.

         "Court" shall mean any court or arbitration tribunal established and functioning under the Laws of any nation or state, including the United States of America and Canada, or any political subdivision thereof, including any state of the United States of America and any province of Canada.

         "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         "Default" shall mean (a) a breach of or default under any Contract or Authorization, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or Authorization, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration of rights under any Contract or Authorization or result in a modification of the terms thereof in a manner adverse to the Business.

         "Differences" shall have the meaning ascribed to such term in Section 2.07(b).

         "Employee Benefit Plan" shall mean any employment, consulting, severance parachute or change in control, or other similar contract, arrangement or policy or any plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits, including any plan, arrangement, program, agreement, or commitment that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA or an "employee pension benefit plan" as defined in Section 3(2) of ERISA, which any Seller Company or any of their ERISA Affiliates has entered into or in the past entered into, maintains, or has ever maintained, contributes to or is required to contribute to, or has contributed to or been required to contribute to, or with respect to which any Seller Company or any of their ERISA Affiliates have or may have, or in the past had, or are or have been deemed to have any liability (contingent or otherwise) or obligations with respect thereto.

         "Encumbrance" shall mean any claim, lien, pledge, warrant, purchase right, subscription right, conversion right, exchange right, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other similar right, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

         "Environmental Conditions" shall mean the presence of any pollution, including any contaminant, irritant or pollutant or other Hazardous Substance (whether or not such pollution constituted at the time thereof a violation of any Environmental Law as a result of any Release of any kind whatsoever of any Hazardous Substance) as a result of which any Seller (as defined in Section 3.17) has or may become liable to any Person or Governmental Authority or by reason of which any of the Assets may suffer or be subjected to any Encumbrance.

         "Environmental Laws" shall mean all Laws, Orders and Regulations which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or release or threatened release of, Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health (as it relates to exposure to Hazardous Substances) and safety of persons, including employees, or property. Environmental Laws include the Federal Water Pollution Control Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Hazardous Materials Transportation Act and all analogous or related federal, state or local law.

         "Equity Securities" shall mean the shares of capital stock of a corporation, the partnership interests in a limited partnership or the equity securities of any other legal entity.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with any Person, as defined in Section 52(a) or (b), or 414(b), (c), (m) or (o) of the Code, or under "common control" with any Person within the meaning of Section 4001(b)(1) of ERISA.

         "Escrow Agent" shall have the meaning ascribed to such term in Section 2.08(a).

         "Escrow Agreement" shall have the meaning ascribed to such term in
Section 2.08(a).

         "Escrow Amount" shall have the meaning ascribed to such term in Section 2.08(c).

         "Escrow End Date" shall have the meaning ascribed to such term in
Section 2.08(c).

         "Estimated Closing Date Cash" means the Sellers' estimate, as of the Business Day immediately preceding the Closing Date, of the Closing Date Cash.

         "Estimated Closing Date Cash Schedule" shall have the meaning ascribed to such term in Section 2.05(b)(iv).

         "Estimated Closing Date Indebtedness" means the Sellers' estimate, as of the Business Day immediately preceding the Closing Date, of the Closing Date Indebtedness.

         "Estimated Closing Date Indebtedness Schedule" shall have the meaning ascribed to such term in Section 2.05(b)(v).

         "Excluded Assets" shall mean the following assets of Sellers:

                  (a) all Authorizations, to the extent the transfer thereof is prohibited by law;

                  (o) each Contract and Contract Right (x) listed on Schedule A-1 to the Sellers' Disclosure Letter that is not transferable or for which any requisite consent (other than any consent of a Seller or any Affiliate of any Seller) required to assign the same to U.S. Buyer is not obtained, or (y) related primarily to the Permian Business;

                  (p) originals of all personnel records and other records that Seller is required by law to retain in its possession;

                  (q) any Equity Security of any Seller or any Affiliate of a Seller, except for the Equity Securities of the Acquired Companies (which are to be acquired by Canadian Buyer at the Closing, directly, in the case of the Acquired Subsidiary, and indirectly, in the case of the Acquired Companies);

                  (r) all cash and cash equivalents held by any Seller;

                  (s) the Worker's Compensation Offshore Cash Collateral
Account;

                  (t) all computer equipment and systems located at ICO's headquarter offices, including the AS 400 computer system, and all Contracts, Contract Rights, proprietary information related to businesses of Seller Companies other than the Business, and Proprietary Rights in the software operational on the AS400 (other than the pipe and rod inventory software) appurtenant to such computer equipment and systems;

                  (u) all other tangible assets located at ICO's headquarter offices;

                  (v) the Williams Odessa Property and all tangible assets located at the Williams Odessa Property (it being understood that such assets shall not include any inspection units or any Assets transferred to the Williams Odessa Property other than in the ordinary course of business);

                  (w) Proprietary Rights listed as Excluded Assets on Schedule
3.19 to Sellers' Disclosure Letter;

                  (x) all Employee Benefit Plans other than Canadian Employee Benefit Plans;

                  (y) all Related Party Contracts; and

                  (z) all insurance policies and prepaid insurance premiums.

         "Excluded Liabilities" shall mean:

                  (a) any Liability of any Seller relating to, or in respect of, any employee or former employee of any Seller;

                  (b) any Liability relating to the Assets or the Business which relates to, arises out of, or results from, any violation of any Environmental Law, any Release of any Hazardous Substance, or any Environmental Condition or any other matter discussed in Section 3.17, in each case on or before the Closing Date;

                  (c) any Liability relating to the Assets or the Business which relates to asbestosis, silicosis or any other occupational health matter which arises out of or relates to events or occurrences happening on or before to the Closing Date;

                  (d) any Taxes for which any Seller is liable (other than Taxes which have been explicitly assumed by U.S. Buyer pursuant to this Agreement), including Taxes for which any Seller is liable pursuant to any provision of this Agreement; and

                  (e) all Exhibit J Liabilities;

                  (f) any Liability for any Default by any Seller under any Contract included in the Assets occurring on or prior to the Closing Date, excepting such Liabilities for Defaults that U.S. Buyer could avoid after the Closing through reasonable commercial efforts;

                  (g) any Liabilities or obligations under, with respect to or arising from any Employee Benefit Plan other than Canadian Employee Benefit Plans; and

                  (h) any other Liabilities of Sellers that are not Assumed Liabilities.

         "Exhibit J Liabilities" shall mean all Liabilities of Sellers in the categories listed on Exhibit J.

         "Final Payment Date" shall have the meaning ascribed to such term in
Section 2.07(d).

         "Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, office equipment, development tools and equipment, lab equipment, spare parts, machinery, automobiles, trucks, tractors, trailers, tooling, molds, mask sets, database tapes, test tapes, test fixtures and equipment, patterns, dies, computers and software (including any source or object codes therefor or documentation relating thereto and computer aided design equipment and software), and other tangible personal property owned by (x) Sellers and used in the operation of the Business, or (y) the Acquired Companies, wherever located and including any such Fixtures and Equipment in the possession of any of the Seller Companies' respective suppliers or other vendors.

         "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

         "Governmental Authority" shall mean any national, federal, regional, state, provincial, local or other governmental agency, authority, administrative agency, regulatory body, commission or instrumentality (other than a Court), including any multinational authority having governmental or quasi-governmental powers.

         "Guarantees" shall mean a contract or agreement under which any Seller Company shall have agreed to act as guarantor or surety with respect to any obligation of any Seller that is an Assumed Liability or of any Acquired Company, whether by guaranty, suretyship contract, letter of credit, indemnity agreement, performance bond or otherwise.

         "Hazardous Substance" shall mean any pollutants, contaminants and any toxic, infectious, carcinogenic, reactive, corrosive, hazardous, ignitable or flammable chemical, material or waste, whether solid, liquid or gas that is subject to regulation under any applicable Environmental Law, including any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, and radioactive substances.

         "Holdback Amount" shall have the meaning ascribed to such term in
Section 2.08(c).

         "HSR Act" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "ICO" shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

         "ICO WW" shall mean ICO Worldwide, Inc., a Texas corporation.

         "Improvements" shall mean, collectively, any and all buildings, Fixtures and Equipment and other improvements located on the Real Property.

         "Income Tax Return" shall mean a Tax Return relating to the payment of any Income Tax or to the receipt of any refund of any Income Tax.

         "Income Taxes" shall mean any and all Taxes based upon or measured by net income (regardless of whether denominated as an "income tax," a "franchise tax" or otherwise), but specifically not including any Taxes denominated as "franchise taxes" that are based upon or measured by capital. For purposes of this Agreement, Income Taxes shall be treated as being attributable to the period during which the income by which such Taxes are measured accrues and Income Taxes for Straddle Periods shall be allocated between periods based on the Straddle Period Allocation Method.

         "Indemnified Parties" shall have the meaning ascribed to such term in
Section 10.02(b).

         "Indemnifying Parties" shall have the meaning ascribed to such term in
Section 10.02(b).

         "Indemnity Threshold" shall have the meaning ascribed to such term in
Section 10.02(c).

         "Independent Public Accounting Firm" shall mean an independent accounting firm that is not presently and has not in the past five years performed any services for or on behalf of the Buyer Parties, Sellers, or any of their respective Affiliates.

         "Initial Allocation" shall mean the allocation of the Preliminary Purchase Price as set forth on Exhibit K.

         "Insured Liabilities" shall have the meaning ascribed to such term
Section 5.06.

         "Intercompany Indebtedness" shall mean any accounts payable or indebtedness, regardless of whether such indebtedness is evidenced by a promissory note or other security, owed by any Acquired Company to another Seller Company or an Affiliate of any Seller Company, or owed by any Seller Company or an Affiliate of any Seller Company to any Acquired Company.

         "Inventory" shall mean (a) inventory of Sellers held for resale, if any, and all of Sellers' raw materials, work in process, finished products, wrapping, supply and packaging items and similar items relating primarily to the Business and (b) inventory of the Acquired Companies held for resale, if any, and all of the Acquired Companies' raw materials, work in process, finished products, wrapping, supply and packaging items and similar items.

         "Knowledge" shall mean, with respect to the Sellers, the actual knowledge of the directors and officers of ICO after due inquiry.

         "KPMG" shall have the meaning ascribed to such term in Section 2.07(b).

         "Law" shall mean any law, statute and ordinance of any nation or state, including the United States of America and Canada, and any political subdivision thereof, including any state of the United States of America and any province in Canada, including all decisions of Courts having the effect of law in any such jurisdiction.

         "Legal Requirements" shall mean the obligations applicable to a specific Person imposed by Laws, Regulations and Orders.

         "Liabilities" shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

         "Losses" shall have the meaning ascribed to such term in Section 10.02(a).

         "Material Adverse Effect" shall mean with respect to any Person, any effect or change in the condition (financial or other), business, assets, properties, results of operations, or operations of such Person which has, or is reasonably likely to have, a material adverse effect on such Person and its Subsidiaries, if any, taken as a whole; provided, however, that, when used with reference to the Business or the Assets, the term shall apply to the Business or the Assets, respectively, taken as a whole, encompassing all of the Assets and the Acquired Companies, taken as a whole, but excluding Excluded Assets and Excluded Liabilities; and provided, further, that any adverse change involving, or adverse effect on the Excluded Assets or the Excluded Liabilities shall not be taken into account in determining whether a Material Adverse Effect shall have occurred with respect to the Business.

         "Material Contract" shall mean any Contract which: (i) involves the payment or receipt of money in excess of $500,000 per year of such Contract,
(ii) provides for a lease of Real Property; (iii) provides for a license of Proprietary Rights relating to the Business to any Seller Company other than (W) shrink wrap and off-the-shelf software licenses, (X) implied licenses acquired in connection with goods and/or services (Y) express licenses acquired in connection with any goods and/or services purchased for less than $500,000, and
(Z) licenses relating to Proprietary Rights of a value less than $25,000, (iv) involves earnout obligations, (v) provides for a vehicle fleet lease requiring the payment of money in excess of $100,000 per year of such Contract, or (vi) contains covenants limiting the ability of Sellers, any Acquired Company or, following the Closing, any Buyer Party, to engage in any line of business or compete with any Person or operate at any location.

         "Maximum Indemnity Amount" shall have the meaning ascribed to such term in Section 10.02(c).

         "New ICO LP" shall have the meaning ascribed to such term in Section 5.10.

         "Non-Income Taxes" shall mean any and all Taxes other than Income Taxes. For purposes of this Agreement, Non-Income Taxes shall be treated as being attributable to the period during which the income by which such Taxes are measured accrues, and Non-Income Taxes for Straddle Periods shall be allocated between periods based on the Straddle Period Allocation Method.

         "Order" shall mean any judgment, order or decree of any Court or Governmental Authority of competent jurisdiction.

         "Organizational Documents" shall mean (i) with respect to a corporation, the certificate of incorporation and bylaws of the corporation, or any comparable governing instruments, together with any other governing instruments of such corporation, each as amended, (ii) with respect to a limited liability company, the certificate of formation and the operating agreement of the limited liability company, or any comparable governing instruments, each as amended and (iii) with respect to a partnership or limited partnership, the partnership or limited partnership agreement, or any comparable governing instruments; in each case as amended.

         "Parent" shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

         "Permian Business" shall mean business activities conducted at the Williams Odessa Property primarily related to the deposit lining or cement lining segment of the oil country tubular goods industry or other external wrapping business associated with those segments.

         "Permitted Encumbrances" shall mean, with respect to a Seller, the following:

                  (1) Encumbrances for assessments and other governmental charges not delinquent or which are currently being contested in good faith by appropriate proceedings; provided that, in the latter case, such Seller shall have set aside on its books adequate reserves with respect thereto;

                  (2) Encumbrances for Taxes not yet due and payable;

                  (3) mechanics' and materialmen's Encumbrances not filed of record and similar charges not delinquent or which are filed of record but are being contested in good faith by appropriate proceedings; provided that, in the latter case, such Seller shall have set aside on its books adequate reserves with respect thereto;

                  (4) Encumbrances in respect of judgments or awards with respect to which such Seller shall in good faith currently be prosecuting an appeal or other proceeding for review and with respect to which such Seller shall have secured a stay of execution pending such appeal or such proceeding for review; provided that, such Seller shall have set aside on its books adequate reserves with respect thereto;

                  (5) easements, leases, reservations or other rights of others in, or minor defects and irregularities in title to, property or assets of such Seller; provided that, such easements, leases, reservations, rights, defects or irregularities do not materially impair the use of such property or assets for the purposes for which they are held;

                  (6) any Encumbrance or privilege vested in any lessor, licensor or permittor for rent or other obligations of such Seller thereunder so long as the payment of such rent or the performance of such obligations is not delinquent;

                  (7) any Encumbrance arising by, through or under any of the Buyer Parties or their Subsidiaries; and

                  (8) any Assumed Liability.

         "Person" shall mean an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but shall not include a Court or Governmental Authority.

         "Post-Offer Medical Exam" shall have the meaning ascribed to such term in Section 6.03(a).

         "Pre-Closing Non-Income Taxes" shall mean all Non-Income Taxes attributable to any Tax period ending on or before the Closing Date.

         "Pre-Closing Period" shall mean any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

         "Preliminary Allocation" shall have the meaning ascribed to such term in Section 2.04(a).

         "Preliminary Purchase Price" shall have the meaning ascribed to such term in Section 2.03.

         "Proprietary Rights" shall mean all (a) U.S. and foreign patents, patent applications, patent disclosures and improvements thereto, including applications therefor, (b) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names and the goodwill associated therewith and registrations and applications for registration thereof, (c) U.S. and foreign copyrights and registrations and applications for registration thereof, and (d) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, software, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information).

         "Purchase Price" shall have the meaning ascribed to such term in
Section 2.03.

         "Purchase Price Adjustment Amount" shall have the meaning ascribed to such term in Section 2.06.

         "Real Property" shall mean all real property owned or leased by (a) Sellers which relates to, or is used in, the Business other than the Williams Odessa Property or (b) any Acquired Company.

         "Recoverable Loss" shall have the meaning ascribed to such term in
Section 10.02(d).

         "Reference Date Balance Sheet" shall have the meaning ascribed to such term in Section 2.07(a).

         "Reference Date" shall mean March 31, 2002.

         "Reference Date Working Capital" shall mean, on an aggregate basis for the Business as of the Reference Date and as reflected on the Reference Date Balance Sheet, an amount equal to (i) the sum of Receivables-Trade-net, Receivables-Other, Inventory-net, Prepaid & Other (excluding the amount of prepaid expenses that are not included in the Assets) and Current deferred tax asset of Acquired Companies, less (ii) the sum of Accounts Payable, Accrued Insurance, Accrued Salaries & Wages, Other Accrued Expenses, Current Non-Income Taxes Payable, Current Income Taxes Payable by Acquired Companies, Current Accrued Interest by Acquired Companies, Current Accrued Litigation Costs related to Acquired Companies and Current Other Liabilities related to Acquired Companies, in each case calculated and classified using Adjusted GAAP Principles. For purposes of clarity, (w) cash and cash equivalents and Intercompany Indebtedness shall not be included in the calculation of Reference Date Working Capital, (x) all Specified Liabilities, (y) the Exhibit J Liabilities as of the Reference Date shall be included in the calculation of Reference Date Working Capital and (z) each of the categories listed in clauses
(i) and (ii) of the preceding sentence shall include the subcategories included within such categories on Exhibit I. As set forth on Exhibit I, the Reference Date Working Capital is equal to $16,541,620.

         "Regulation" shall mean any rule or regulation of any Governmental Authority having the effect of Law or of any rule or regulation of any self-regulatory organization that is legally binding on its members, such as a national securities exchange in the United States of America.

         "Related Party Contract" shall mean a Contract made between any Seller Company, on the one hand, and any other Seller Company or any Affiliate of a Seller Company, on the other hand, and to which no other party (other than a Seller Company or an Affiliate of a Seller Company) has material rights or obligations.

         "Release" shall mean and includes any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.

         "Representatives" shall mean, with respect to a Person, its Affiliates, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives.

         "Restricted Territory" shall have the meaning ascribed to such term in
Section 5.05(a).

         "Retention Bonus Agreements" shall mean any agreement to which any Seller Company or their Affiliates is a party which provides for the payment of retention, divestiture or other bonuses to any employee or consultant of any Seller Company or their Affiliates that would become payable in the event of the consummation of the transactions contemplated by this Agreement.

         "Section 338 Election" shall have the meaning ascribed to such term in
Section 7.03(i).

         "Securities Act" shall have the meaning ascribed to such term in
Section 3.03.

         "Seller Companies" shall mean collectively, Sellers and the Acquired Companies, and each of the foregoing Persons is individually a "Seller Company."

         "Seller Indemnified Parties" shall have the meaning ascribed to such term in Section 10.02(b).

         "Seller Indemnifying Parties" shall have the meaning ascribed to such term in Section 10.02(a).

         "Seller Reorganization" shall have the meaning ascribed to such term in
Section 5.10.

         "Sellers" shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

         "Sellers' Disclosure Letter" shall mean that letter, together with the associated schedules, of even date herewith from Sellers to the Buyer Parties setting forth, as required hereby, the information called for herein and the discrepancies from the representations, warranties and covenants of Sellers contained herein.

         "Sellers' Insurance Policies" shall have the meaning ascribed to such term in Section 5.06.

         "Specified Liabilities" shall mean, with respect to Sellers, (i) accrued Liabilities for commissions, customer rebates and other customer claims, insurance (including deductibles payable), purchase obligations, rent, royalties, utilities and all Straddle Period Non-Income Taxes of Sellers relating to the Assets or the Business, (ii) accounts payable (including accrued accounts payable) and (iii) trade payables that are either (x) reflected on the Reference Date Balance Sheet or (y) incurred after the Reference Date in the ordinary course of business and reflected on the Closing Date Balance Sheet; provided, however, that "Specified Liabilities" shall not include Exhibit J Liabilities.

         "Straddle Period" shall mean any Tax period beginning before and ending after the Closing Date.

         "Straddle Period Allocation Method" shall mean, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the methodology for determining the portion of such Tax attributable to a Pre-Closing Period, as follows: (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, the Pre-Closing portion shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income or receipts, the Pre-Closing portion shall be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.

         "Straddle Period Non-Income Taxes" shall mean all Non-Income Taxes attributable to a Straddle Period.

         "Subsidiary" shall mean, with respect to a specified Person, any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) (i) owns, directly or indirectly, more than 50 percent of the Equity Securities the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or (ii) is a general partner.

         "Superior Proposal" means a bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Person other than a Buyer Party which is (a) for an acquisition of substantially all of the Assets or, directly or indirectly, the Business, (b) on terms which the Board of Directors of ICO in good faith concludes (following receipt of the advice of its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the identity and nature of the person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to ICO or its shareholders, as the case may be, from a financial point of view, than the transactions contemplated by this Agreement (including any revisions hereto) and
(ii) is reasonably certain of being completed and (c) fully financed.

         "Superior Proposal Notice" shall have the meaning ascribed to such term in Section 5.08(c).

         "Tax" or "Taxes" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including GST, HST and employee source deductions including, without limitation, those required under the Income Tax Act (Canada), Canada Pension Act, Employment Insurance Act (Canada) and any applicable other Canadian federal or provincial taxation or other statute governing the payment of wages or workers' compensation.

         "Tax Indemnity Threshold" shall have the meaning ascribed to such term in Section 10.02(c).

         "Tax Return" shall mean any return, declaration, election, filing, notice, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Person Consents" shall mean any approval, consent, amendment or waiver of a Person, other than a wholly owned Subsidiary of a Seller Company or a Buyer Party, that is required (x) under any Organizational Document relating to any Seller Company, any Buyer Party or under any Material Contract (other than a Material Contract set forth on Schedule A-1 to Sellers' Disclosure Letter) in order to effect the transactions contemplated hereby or any part thereof or (y) under any Material Contract set forth on Schedule A-1 to the Sellers' Disclosure Letter to assign such Contracts to U.S. Buyer at Closing.

         "Transfer Taxes" shall have the meaning ascribed to such term in
Section 7.03(d).

         "U.S. Buyer" shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

         "Valid Letter of Credit" shall mean an irrevocable stand-by letter of credit containing the following terms and conditions, and shall otherwise be in form attached as Exhibit H hereto, such letter of credit: (i) shall be in favor of U.S. Buyer, (ii) shall be issued by Congress Financial Corporation (Southwest) or another U.S. banking institution with a long-term secured senior debt rating of not less than A minus from Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and having combined capital and surplus of not less than $1 billion, (iii) shall have a term expiring upon the earlier to occur of (A) the third anniversary of its issuance and (B) the delivery to the issuing bank of a termination notice from the Escrow Agent pursuant to the Escrow Agreement and (iv) may be drawn in accordance with the procedures set forth in the Escrow Agreement; provided, that such letter of credit may provide for an expiration earlier than the third anniversary of its issuance (other than in the case of clause (B) above) if it shall also provide that it may be drawn by sight draft by the Escrow Agent in the full amount at any time within 30 days prior to such earlier expiration of the term if the Escrow Agent shall not have received a renewal or replacement letter of credit containing the same terms and conditions as the letter of credit being renewed or replaced, with an expiration not earlier than the third anniversary of its issuance (other than in the case of clause (B) above); and provided, further, that the amount of such letter of credit will be automatically reduced after the Escrow End Date to the amount, certified from time to time by the Escrow Agent, of unpaid Buyer Indemnified Parties' indemnity claims that have been made and have been determined to be valid or have not yet determined to be invalid pursuant to Section 10.03.

         "Williams Odessa Property" shall mean collectively, (i) that approximately eighteen (18) acre parcel of land located at 316 S. Williams, Odessa, Texas 79763, and (ii) that approximately two acre parcel of land leased by the Sellers and located adjacent to the real property referred to in the preceding clause (i).

         "Worker's Compensation Offshore Cash Collateral Account" shall mean the offshore collateral account contained within Sellers' preferred share series "L13" balance sheet.